SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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UNIGENE LABORATORIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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Unigene Laboratories, Inc.

81 Fulton Street

Boonton, New Jersey 07005

(973) 265-1100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on June 15, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Unigene Laboratories, Inc., a Delaware corporation (the “Company”), will be held at The Ramada Inn, 130 Route 10 West, East Hanover, NJ 07936 on June 15, 2010, at 11:00 A.M., Eastern Daylight Time, for the following purposes:

1. To elect directors of the Company;

2. To ratify the appointment by the Audit Committee of the Company’s Board of Directors of Grant Thornton LLP as independent auditors of the Company for the Company’s 2010 fiscal year;

3. To approve an amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock, par value $.01 per share, from 135,000,000 shares to 275,000,000 shares;

4. To approve an amendment to the Company’s 2006 Stock-Based Incentive Compensation Plan, as amended, to increase by 5,000,000 shares the number of shares of Common Stock, par value $.01 per share, available for issuance  thereunder; and

5. To transact such other business as may properly come before the meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on April 20, 2010 as the record date for the determination of stockholders who are entitled to notice of and to vote at the meeting.

A copy of the Company’s Annual Report for the year ended December 31, 2009 is being sent to you along with the Proxy Statement.

YOUR VOTE IS IMPORTANT

It is important that as many shares as possible be represented at the Annual Meeting.  Please read this Proxy Statement and submit your Proxy via the Internet, or if you received a paper copy of your proxy materials, by using the toll-free telephone number provided or by completing, signing, dating and returning your Proxy in the pre-addressed envelope provided.  Your Proxy may be revoked by you at any time before it has been voted.

By Order of the Board of Directors

WARREN P. LEVY
Secretary

May 5, 2010

The Company’s proxy statement, proxy card and 2009 Annual Report are available at:

http://www.unigene.com/investor_relations/financial_reports

Unigene Laboratories, Inc.

81 Fulton Street

Boonton, New Jersey 07005

(973) 265-1100

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Unigene Laboratories, Inc., a Delaware corporation (the “Company”), for the Annual Meeting of Stockholders of the Company to be held at The Ramada Inn, 130 Route 10 West, East Hanover, NJ 07936 on June 15, 2010, at 11:00 A.M., Eastern Daylight Time.

Your vote is very important, regardless of the number of shares you own.  You are urged to submit your vote as soon as possible.  You will have the option to vote by telephone, via the Internet or by completing, dating and signing a proxy and returning it to the Company. The proxy may be revoked at any time before it is exercised by written notice to the Company bearing a later date than the date on the proxy, provided such notice is received by the Company prior to the start of the meeting, by delivering a subsequently dated proxy, or by attending the Annual Meeting, withdrawing the proxy and voting in person. Any stockholder attending the meeting may vote in person whether or not he or she has previously submitted a proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give proper written notice of revocation to our Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.  Where instructions are indicated, a duly executed proxy will be voted in accordance with such instructions.  Where no instructions are indicated, a duly executed proxy will be voted for each of the director nominees named herein and in favor of the proposals set forth in the attached Notice of Annual Meeting of Stockholders.

The Board of Directors has fixed the close of business on April 20, 2010 as the record date (the “Record Date”) for the determination of stockholders who are entitled to notice of and to vote at the meeting. As of April 1, 2010, the outstanding shares of the Company entitled to vote were 92,136,551 shares of common stock, par value $.01 per share (“Common Stock”), the holders of which are each entitled to one vote per share.

The holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the conduct of business at the Annual Meeting.  Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached.  Directors will be elected by a plurality of the votes cast.  Broker non-votes occur when nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by the tenth day before the Annual Meeting and the nominees may only vote those shares on matters deemed routine. For purposes of this proxy, banks and brokers can vote on the ratification of Grant Thornton LLP as our independent auditors for the year ending December 31, 2010 even if the bank or broker does not receive voting instructions from you. However, your bank or broker does not have discretionary authority to vote on the election of directors, the amendment to our Certificate of Incorporation or the amendment to our 2006 Stock-Based Incentive Compensation Plan (as amended to date, the “2006 Plan”) without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

Nominees for director must receive a plurality of the votes of shares cast at the Annual Meeting.  This means that the seven nominees receiving the highest number of “FOR” votes will be elected and abstentions and broker non-votes will have no effect on the election of director nominees (Proposal 1).  The ratification of the appointment of Grant Thornton LLP, for which there can be no broker non-votes since the broker’s discretionary authority on such matter is not limited, requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote (Proposal 2).  Abstentions are considered as shares present and entitled to vote and, therefore, have the effect of a “no” vote on this proposal.   The approval of the increase in our authorized shares of Common Stock requires the affirmative vote of the holders of a majority of the outstanding stock entitled to vote at the Annual Meeting (Proposal 3).  Abstentions and broker non-votes are considered as shares outstanding and entitled to vote and, therefore, have the effect of a “no” vote on this proposal.  The approval of the amendment to our 2006 Plan requires the affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote (Proposal 4).  Abstentions are considered as shares present and entitled to vote and, therefore, have the effect of a “no” vote on this proposal.  Broker non-votes are not considered as shares entitled to vote, and will not be counted as voted, and, therefore, will not have any effect on the outcome of the vote on this proposal.

Copies of the following materials are available at http://www.unigene.com: (1) this Proxy Statement, (2) the accompanying Notice of Annual Meeting of Stockholders, (3) the proxy card and (4) the Company’s Annual Report for the year ended December 31, 2009.  Information included in our website, other than the Notice of Annual Meeting of Stockholders, the Proxy Statement, the proxy card and the Annual Report for the year ended December 31, 2009, is not part of the proxy soliciting materials.  In addition, this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being mailed to the stockholders on or about May 5, 2010. A copy of the Company’s Annual Report for the year ended December 31, 2009 is also enclosed.

CORPORATE GOVERNANCE

Board Leadership Structure.

Richard Levy serves as our Chairman of the Board and Warren P. Levy serves as our Chief Executive Officer.  Pursuant to the Amended and Restated Financing Agreement (the “Restated Financing Agreement”), dated as of March 16, 2010, by and among the Company, Victory Park Management, LLC, as administrative agent and collateral agent, and Victory Park Credit Opportunities Master Fund, Ltd. (together with its affiliates, “VPC” or “Victory Park”), in March 2010 Richard Levy became a member of the Board, Chairman of the Board and a member of the Company’s Nominating and Corporate Governance Committee.  We maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities.  Our Chief Executive Officer is responsible for the Company’s performance while setting our strategic direction and providing day-to-day leadership.  The Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings, and presides over meetings of the full Board of Directors.  As set forth in the Restated Financing Agreement, as Chairman of the Board, Richard Levy's powers and authorities include the following:  (i) presiding as Chairman at all meetings of the Board and at all meetings of Company stockholders; (ii) developing, in consultation with the Chief Executive Officer and the Lead Director, and approving the agenda for each Board meeting; (iii) reviewing in advance all information sent to the Board as a whole; (iv) calling meetings of the Board; (v) attending meetings of each committee of the Board of which he is not a member; (vi) serving as the Board’s liaison with the Chief Executive Officer; (vii) serving as a designated contact for stockholder communication to non-management directors, including for consultation and direct communication with major stockholders; (viii) leading and coordinating the annual evaluation of the Chief Executive Officer with the applicable committees of the Board; and (ix) leading and reviewing the Board’s self-assessment and evaluation process.  In addition, our Board of Directors has appointed Dr. Allen Bloom as Lead Director.  As Lead Director, Dr. Bloom's responsibilities include the following: (i) enhancing communication between the independent directors and the Chief Executive Officer; (ii) serving as a Board representative in communications with stockholders; (iii) providing input to the Chairman of the Board and the Chief Executive Officer on the agenda for Board meetings; and (iv) serving as an advisor to the Chief Executive Officer.

Pursuant to the Restated Financing Agreement, we agreed to make changes to our senior management.  We agreed to use our reasonable best efforts to identify, interview and negotiate with candidates for Chief Executive Officer, and subject to the Board's approval, hire and appoint a new Chief Executive Officer as a successor to Warren Levy as soon as reasonably practicable.

Our Board of Directors is currently composed of five (5) independent directors, our Chief Executive Officer, our Director of Research (who is not standing for re-election) and one director associated with Victory Park who was appointed in March 2010 in connection with our debt restructuring transaction with Victory Park.  There is currently one vacancy on the Board, and there will be an additional vacancy immediately following the Annual Meeting.  Pursuant to the Restated Financing Agreement, Victory Park has the right, subject to certain conditions, to designate an individual to fill one of the vacant seats and the second vacancy may only be filled by the new Chief Executive Officer upon his or her hiring and appointment.  All of our directors are accomplished and experienced business people in their respective fields, who have demonstrated leadership and are familiar with board processes.  For additional information about the backgrounds and qualifications of our directors, see Information Regarding Directors, Nominees and Executive Officers in this proxy statement.

Board’s Role in Risk Oversight.

The Board of Directors plays an active role in the oversight of risk assessment and management at various levels of the Board’s leadership structure.  The Lead Director and Chairman of the Board play integral roles in identifying the material issues and risks to be brought to the Board’s attention.  Full Board and Board committee meetings provide the directors with regular opportunities to discuss key matters and raise questions with management, auditors and any consultants retained by the Board or committee.

The Board is regularly informed by members of the Company’s management about a wide range of matters that could pose significant risk to the Company.  These include, for example, strategic plans, corporate transactions, and significant operational projects and development.  In addition, Board committees have the opportunity to evaluate areas of potential risk on issues pertinent to their particular functional responsibilities.  The Audit Committee has oversight responsibilities pertaining to a number of matters which involve potential risk to the Company, most notably, the Company’s financial reporting and internal controls, the internal audit function, matters reported through the ethics hotline, management of insurance-related risks, and the performance of the Company’s independent auditors.  In carrying out these responsibilities, the Audit Committee reviews, for example, the Company’s quarterly and annual financial statements and related Securities and Exchange Commission disclosures and auditors’ reports and communications and internal audit plans and significant findings.  The Compensation Committee has oversight responsibilities pertaining to the Company’s executive compensation and equity-based compensation programs.  In carrying out these responsibilities, the Compensation Committee reviews performance goals under the Company’s incentive plans, and levels of ownership of the Company’s Common Stock resulting from equity grants to its executives.  The Compensation Committee has also considered whether the Company’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Meetings of the Board of Directors.

During 2009, there were eleven meetings of the Board of Directors. Except for unusual circumstances, all directors are expected to attend the Company’s Annual Meeting. All incumbent directors, except for Richard Levy, attended the Company’s 2009 Annual Meeting. Each member of the Board of Directors attended more than 75 percent of the combined total meetings of the Board of Directors and of the committees of the Board of Directors on which such member served for the period of 2009 during which he served as a Director.

Executive Sessions of Independent Directors.

Independent Board members meet without management present as needed at regularly scheduled Board meetings.  Additional meetings may be called by the Lead Director in his discretion or at the request of the Board.  Our Lead Director, Dr. Bloom, presides over meetings of the independent directors.

Communications with the Board of Directors.

Stockholders may contact the Board of Directors by writing to Richard Levy, Chairman of the Board, Unigene Laboratories, Inc., 81 Fulton Street, Boonton, NJ 07005.  The Chairman will review the correspondence and forward it to the Chairman of the appropriate committee or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to Unigene or its business, or is similarly inappropriate. The Chairman has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Director Independence.

The Board of Directors has determined that the following directors are independent under the listing standards of the Nasdaq Stock Market, LLC:  Allen Bloom, Zvi Eiref, Marvin Miller, Bruce Morra and Peter Slusser.

Committees of the Board of Directors.

Several important functions of the Board of Directors may be performed by committees that are comprised of members of the Board of Directors.  Delaware General Corporation Law authorizes the formation of these committees and grants the Board of Directors the authority to prescribe the functions of each committee and the standards for membership of each committee.  The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

The responsibilities of the Audit Committee include the following:  (i) to annually select a firm of independent public accountants to act as auditors of the Company; (ii) to review the scope of the annual audit with the auditors in advance of the audit, (iii) to review the results of the audit and the adequacy of the Company’s internal controls; (iv) to oversee management’s conduct of the Company’s financial reporting process; and (v) to approve fees paid to the auditors for audit and non-audit services. The current members of the Audit Committee are Allen Bloom (Chairman), Zvi Eiref, Marvin L. Miller and Peter Slusser. The Audit Committee held nine meetings during 2009. The Board of Directors adopted a written Audit Committee charter in 2005 and revised it in 2007, and that charter is available on our website, http://www.unigene.com. All members of the Audit Committee are considered to be “independent” as that term is defined under the listing standards of the Nasdaq Stock Market, LLC and as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In addition, two members, Zvi Eiref and Peter Slusser are considered by the Board of Directors to be “audit committee financial experts” as described in Rule 407(d)(5) of Regulation S-K, promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The responsibilities of the Compensation Committee include the following:  (i) to review and recommend to the Board for approval, compensation (including incentive compensation plans and equity-based compensation plans) of the Company’s Chief Executive Officer, executive officers and other key officers; (ii) to review and approve general benefits and compensation strategies; (iii) to develop and approve all stock ownership, stock option and other equity-based compensation plans of the Company; (iv) to grant any shares, stock options, or other equity-based awards under all equity-based compensation plans; and (v) to approve the Compensation Discussion and Analysis included in the Company’s proxy statement. The current members of the Compensation Committee are Zvi Eiref (Chairman), Marvin Miller, Bruce Morra and Peter Slusser.  The Compensation Committee held six meetings during 2009. The Board of Directors adopted a written Compensation Committee charter in 2005 and that charter is available on our website, http://www.unigene.com. All members of the Compensation Committee are considered to be “independent” as that term is defined under the listing standards of the Nasdaq Stock Market, LLC and they all meet the definitions of “non-employee director” for purposes of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act and “outside director” for purposes of Section 162(m) of the Internal Revenue Code, as amended.  In addition, subject to the limitations set forth in the 2006 Plan, the Compensation Committee oversees the 2006 Plan and (i) selects the employees to be granted stock-based awards; (ii) fixes the number of shares to be covered by the stock-based awards granted; and (iii) determines the exercise price and other terms and conditions of the stock-based awards.

The Compensation Committee meets as often as necessary to perform its duties and responsibilities.  Typically the Compensation Committee’s meeting agenda is established by the Committee Chairman in consultation with the Chief Executive Officer.  Typically the Company’s Chief Executive Officer attends the Committee meetings.  The Committee also generally meets in executive session without management, as the Committee deems appropriate and necessary.

Compensation Committee members receive and review materials in advance of each meeting.  These materials include information that management believes will be helpful to the Compensation Committee, as well as materials that the Compensation Committee has requested.  Depending on the meeting’s agenda, such materials may include: details regarding compensation for each executive, including equity ownership, copies of performance reviews and evaluations of executives who report directly to the Chief Executive Officer, and market data such as the Radford Biotechnology Executive Compensation Survey, published by Aon Consulting, which is a resource of competitive intelligence for positions in the biotechnology and pharmaceutical industries as well as compensation information on companies considered to be Unigene’s peers.

The Compensation Committee meets in connection with the Company’s year-end reviews to discuss the Company’s compensation philosophy, to review the Company’s historical compensation practices and to review the collected market data.  After considering this information, each individual executive’s contribution to the Company’s achievements and any changes in the role and responsibility of the executive during the year, the Compensation Committee reviews and recommends for approval the proposed compensation for the executive officers, including base salary, bonus and equity awards, prior to the Board taking final action. The Committee’s recommendations for the executive officers’ compensation are subject to approval of the Board of Directors, with the Chief Executive Officer abstaining from the vote regarding compensation to be paid to him and the Executive Vice President.

Management plays a significant role in our compensation setting process.  Most importantly, management evaluates employee performance, recommends business targets and objectives and recommends salary levels, bonus awards and stock-based awards for Company executives other than the Company’s Chief Executive Officer.  The Chief Executive Officer, in particular, recommends to the Compensation Committee the salary levels, bonus awards and stock-based awards for the other named executive officers, and works with the Chairman of the Compensation Committee to establish the agenda for Compensation Committee meetings.  Management also assists in preparing and distributing the meeting materials in advance of each Compensation Committee meeting.

The Compensation Committee is permitted to retain, approve fees for and terminate advisors, agents and consultants as it deems necessary to assist in the fulfillment of its responsibilities.  During 2009, the Compensation Committee engaged Frederick Cook & Sons, a third-party compensation consulting firm, to advise it in connection with the Company’s restructuring plan, announced in December 2009, that included a reduction in workforce, salary reductions at all levels in 2010 and other cost savings.  In addition, the Compensation Committee’s charter authorizes the Committee to form and delegate authority, as it deems appropriate, to subcommittees.

The Nominating and Corporate Governance Committee held six meetings in 2009.  The responsibilities of the Nominating and Corporate Governance Committee are to (i) establish the criteria for, and the qualifications of, people suitable for nomination as directors and to report its recommendations to the Board; and (ii) consider corporate governance matters.  The Board of Directors adopted a written Nominating and Corporate Governance Committee charter in 2007 and that charter is available on our website, http://www.unigene.com.  The Nominating and Corporate Governance Committee will consider recommendations by stockholders, as more fully described in the section entitled “Submission of Stockholder Proposals and Director Nominations” in this proxy statement.  The current members of the Nominating and Corporate Governance Committee are Allen Bloom, Richard Levy, Marvin Miller (Chairman) and Bruce Morra.  All members of the Nominating and Corporate Governance Committee, except for Richard Levy, are considered to be “independent” as that term is defined under the listing standards of the Nasdaq Stock Market, LLC.  In light of the Company’s need for additional sources of cash to maintain all of its operations prior to the debt restructuring transaction with Victory Park, the Board determined that the Restated Financing Agreement, including its provision that Richard Levy serve on the Nominating and Corporate Governance Committee, was required in the best interests of the Company and its stockholders.

Ethics and Business Conduct Policy.

The Company has adopted an ethics and business conduct policy. It describes specific policies concerning the ethical conduct of the Company’s business and applies to all officers, directors and employees. Our policy is posted on our website, http://www.unigene.com/legal.html. Upon written request to Unigene Laboratories, Inc., 81 Fulton Street, Boonton, NJ 07005, we will provide to stockholders without charge a copy of our ethics and business conduct policy.

Director Compensation.

Directors who are not employees received an annual retainer in 2009 of $18,000, as well as a fee of $1,500 for each Board of Directors meeting attended and $750 for any Board of Directors meeting conducted via conference call.  During 2009, 50% of the annual retainer was paid in Unigene common stock.  J. Thomas August, Allen Bloom, Zvi Eiref, Marvin L. Miller, Bruce Morra and Peter Slusser are the current directors who received such fees in 2009.  Non-employee Board members earn additional compensation for service on the Audit, Compensation and Nominating and Corporate Governance Committees as follows: $500 per committee conference call, $1,000 per meeting of the committee if such meeting is convened solely to transact committee business, or $500 per meeting if such meeting is convened on a date or in conjunction with other activities of the Company or its Board of Directors or other committees for purposes in addition to committee business. In addition, the Chairmen of the Audit, Compensation and Nominating and Corporate Governance Committees receive annual retainers of $10,000, $6,000 and $6,000, respectively, in addition to the annual Board retainer. In 2009, Jay Levy received annual compensation of $75,000 in his capacities as Treasurer and Assistant Secretary.  Allen Bloom was elected Lead Director in 2009.  He receives an additional annual retainer of $8,000 in this capacity.  During 2009, 50% of the annual Chairmen and Lead Director retainers were paid in Unigene Common Stock.  During 2010, all retainers will be paid in Unigene Common Stock and meeting fees will be reduced by 20%.

At our June 2006 Annual Meeting, the stockholders approved the adoption of the 2006 Plan.  All employees and directors, as well as certain consultants, are eligible to receive grants under the 2006 Plan.  Allowable grants under the 2006 Plan include stock options, phantom stock, stock appreciation rights, restricted stock and deferred stock.  Options granted under the 2006 Plan generally have a ten-year term and an exercise price equal to the market price of the Common Stock on the date of the grant.  The 2006 Plan replaced our older stock option plans and, initially, had 3,426,000 shares authorized for issuance.  In June 2009 our stockholders approved an amendment to the 2006 Plan that increased by 2,000,000 shares the number of shares available for issuance thereunder.  Specific grants to directors are not mandated under the 2006 Plan.  Therefore, upon the recommendations of the Compensation Committee, the Board of Directors adopted the following policy that, beginning in 2007, each non-employee director will receive, (1) on the date of his initial election, an option to purchase 30,000 shares of Common Stock (an “Initial Option”)  and (2) on May 1st of each year, an option to purchase 20,000 shares of Common Stock if he or she has served as a non-employee director for at least six months prior to the May 1st grant (an “Additional Option”).  Generally, each Initial Option will vest in equal installments of 1/3 over a period of three years, commencing on the date of the grant, and each Additional Option will vest in its entirety on the first anniversary of the date of grant.

Director Summary Compensation Table

The table below summarizes the fees earned by directors for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
J. Thomas August*	22,500	17,000 (4) (5)	4,963	--	--	73,500 (6)	117,963
Allen Bloom *	41,500	26,000 (4) (7)	4,963	--	--	--	72,463
Zvi Eiref*	31,750	10,500 (8)	10,674	--	--	--	52,924
Robert F. Hendrickson (9)*	13,000	14,000 (4) (9)	9,718	--	--	--	36,718
Jay Levy	--	--	--	--	--	75,000 (10)	75,000
Ronald S. Levy (11)	--	--	--	--	--	--	--
Warren P. Levy (11)	--	--	--	--	--	--	--
Marvin L. Miller *	37,000	20,000 (4) (12)	4,963	--	--	--	61,963
Bruce Morra *	24,500	17,000 (4) (5)	4,963	--	--	--	46,463
Peter Slusser *	31,500	17,000 (4) (5)	4,963	--	--	--	53,463
* Non-employee director.
(1) Reflects annual retainers, Board of Director and committee meeting fees and committee chairman fees paid in cash for fiscal year 2009 described above under “Director Compensation.”
(2) The amounts in this column include the grant date fair value of restricted stock in accordance with Accounting Standards Codification (“ASC”) 718, Compensation – Stock Compensation.  Fair value is calculated using the closing price of our Common Stock on the date of grant.  See Note 16 of the financial statements in the Company’s Annual Report for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards.  The amounts also include annual retainers and Lead Director and committee chairman fees paid in stock for fiscal year 2009 described above under “Director Compensation.”  These shares, which were granted under the 2006 Plan, vested immediately and are not restricted.

(3) Amounts are calculated in accordance with the provisions of ASC 718.  See Note 16 in the financial statements of the Company’s Annual Report for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards.  These figures represent the grant date fair value of stock options to purchase shares of our Common Stock, which were awarded to all non-employee directors in May 2009.

At December 31, 2009, the aggregate number of shares of Common Stock held by each director was as follows:  J. Thomas August 194,525; Allen Bloom 42,946; Zvi Eiref 62,045; Jay Levy 293,246; Ronald Levy 1,823,775; Warren Levy 1,840,110; Marvin Miller 25,631; Bruce Morra 121,973; and Peter Slusser 22,973.

At December 31, 2009, the aggregate number of stock options outstanding for each director was as follows:  J. Thomas August 80,000; Allen Bloom 260,000; Zvi Eiref 30,000; Jay Levy 350,000; Ronald Levy 370,000; Warren Levy 510,000; Marvin L. Miller 81,000; Bruce Morra 71,000; and Peter Slusser 71,000.

(4) Includes 10,000 shares of Common Stock granted as restricted stock on May 1, 2009 with a grant date fair market value of $8,000. These shares vest in one year from the date of grant.

(5) Includes 7,759 shares of Common Stock granted on January 6, 2009 and 3,214 shares of Common Stock granted on July 6, 2009 as Board retainer fees with a grant date fair market value of $4,500 for each grant.

(6) J. Thomas August, an outside consultant, serves as our Director of Research, receiving annual compensation of $73,500 in 2009.
(7) Includes 15,517 shares of Common Stock granted on January 6, 2009 and 6,429 shares of Common Stock granted on July 6, 2009 as Board retainer fees with a grant date fair market value of $9,000 for each grant.

(8) Includes 7,759 shares of Common Stock granted on January 6, 2009 and 4,286 shares of Common Stock granted on July 6, 2009 as Board retainer fees with a grant date fair market value of $4,500 and $6,000, respectively.

(9) Robert F. Hendrickson served on our Board of Directors until our 2009 Annual Meeting held on June 25, 2009.  Includes 10,345 shares of Common Stock granted on January 6, 2009 as Board retainer fees with a grant date fair market value of $6,000.

(10) Jay Levy received annual compensation of $75,000 in his capacities as Treasurer and Assistant Secretary through March 17, 2010.
(11) See Summary Compensation Table for disclosure related to Drs. Ronald S. Levy and Warren P. Levy, each of whom served as executive officers of the Company during 2009.
(12) Includes 10,345 shares of Common Stock granted on January 6, 2009 and 4,286 shares of Common Stock granted on July 6, 2009 as Board retainer fees with a grant date fair market value of $6,000 for each grant.

PROPOSAL 1
ELECTION OF DIRECTORS

The Board of Directors consists of such number of directors as is fixed from time to time by resolution adopted by the Board of Directors.  The Board currently consists of eight directors (one of whom, J. Thomas August, is not standing for re-election) and one vacancy.  Seven directors of the Company are to be elected at the Annual Meeting and two vacancies will remain.  Pursuant to the Restated Financing Agreement, Victory Park has the right, subject to certain conditions, to designate an individual to fill one of the vacant seats and the second vacancy may only be filled by the new Chief Executive Officer upon his or her hiring and appointment.  Accordingly, proxies cannot be voted for more than seven nominees.  The directors will be elected to serve until the Annual Meeting of Stockholders to be held in 2011 and until their respective successors shall have been elected and qualified.

All of the nominees are currently directors of the Company and all, except for Richard Levy, were elected as directors at the Company’s Annual Meeting of Stockholders in 2009.  The Board of Directors has no reason to believe that any of the nominees are or will become unavailable for election as a director. However, should any of them become unwilling or unable to serve as a director, the individuals named in the enclosed proxy will vote for the election of a substitute nominee selected by the Board of Directors or, if no such person is nominated, the Board of Directors will reduce the number of directors to be elected.

Directors will be elected by a plurality of the votes cast.  A broker’s discretionary authority to vote in an election of directors is limited and broker non-votes are not counted in determining whether directors are elected.

Selection of Nominees
Each of the individuals selected by the Board of Directors to serve as a Nominee for election to the Board of Directors at the Annual Meeting meets the nominee standards for board members previously adopted by the Board of Directors as described below on page 38.  The Nominating and Corporate Governance Committee and the Board of Directors believe that each Nominee has demonstrated significant business achievements, ethical principles and commitment to serve the Company and its stockholders, and that the specific experience, qualifications, attributes and skills of each Nominee adds to the collective ability of the Board to perform its duties and discharge its responsibilities with competence, professionalism and expertise.

The primary focus in recruitment and nomination of directors has been on skills and experience.  The Nominating and Corporate Governance Committee does not have a specific policy or requirement with regard to its consideration of diversity in identifying director nominees, nor has it attempted to define or limit the concept of “diversity” to any particular set of characteristics.  The Nominating and Corporate Governance Committee and the Board of Directors believe that the Board should be comprised of members with complementary and diverse skills and experience which, collectively, contribute breadth of perspective and enable the Board to be an effective overseer of a publicly-traded biopharmaceutical company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES AS DIRECTORS.

INFORMATION REGARDING DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

Name	Age	Year Joined Unigene	Position

Richard Levy (1)	38	2010	Chairman of the Board and Director
Warren P. Levy (1)	58	1980	President, CEO, Secretary, Treasurer and Director
Ronald S. Levy (1)	61	1980	Executive Vice President
James P. Gilligan	58	1981	Vice President of Product Development
Nozer M. Mehta	62	1982	Vice President, Biological R & D
Paul P. Shields	49	1989	Vice President, Mfg. Operations
William Steinhauer	55	1987	Vice President of Finance
Allen Bloom	66	1998	Director
Zvi Eiref	71	2009	Director
Marvin L. Miller	73	2005	Director
Bruce Morra	56	2006	Director
Peter Slusser	80	2006	Director

(1)	Warren P. Levy and Ronald S. Levy are brothers and neither of them is related to Richard Levy.

Mr. Richard Levy has been the Managing Principal and founder of Victory Park Capital since September 2007.  Previously, from January 2005 through January 2007, Mr. Levy was a Portfolio Manager and Co-Head of the Solutions Group and Head of the Small Cap Structured Products Group at Magnetar Capital, a multi-billion dollar investment manager based in Evanston, Illinois.  Mr. Levy was also a member of the Magnetar Investment Committee.  Prior to joining Magnetar, Mr. Levy was the Co-Founder and Managing Partner at Crestview Capital Partners, a multi-hundred million dollar small cap structured products investment manager.  While at Crestview, Mr. Levy also co-founded the Crestview Collateralized Debt Fund LLC, now called White Cap Advisors, a $500 million dollar specialty lending fund.  Mr. Levy received a B.A. from The Ohio State University and a J.D. and M.B.A. from the Chicago Kent Law School and the Stuart School of Business at the Illinois Institute of Technology.  He is a member of the Illinois Bar.  Mr. Levy serves on the Board of Directors of New Trier Merchant Partners, College Bound Opportunities, Victory Park Resources and Global Employment Solutions.  He also serves as the Chairman of the Board of Directors of Ascent Aviation Services.  He brings to the Board extensive experience in the financial industry and in corporate strategy.

Pursuant to the Restated Financing Agreement with VPC, the Company’s senior lender and a stockholder of the Company, in March 2010 Richard Levy became a member of the Board, Chairman of the Board and a member of the Company’s Nominating and Corporate Governance Committee.  In addition, the Company agreed that until such time as (i) the aggregate principal amount outstanding under the senior secured convertible notes issued to Victory Park is less than $5 million and (ii) Victory Park beneficially owns less than twenty percent of the issued and outstanding shares of our Common Stock, the Company’s Nominating and Corporate Governance Committee shall take all actions reasonably necessary to recommend the nomination of, and the Board shall nominate for reelection to the Board, Richard Levy (or a substitute or replacement designated by Victory Park).

Dr. Warren P. Levy, a founder of the Company, has served as President, Chief Executive Officer and Director of the Company since its formation in November 1980 and as Secretary and Treasurer since March 2010. Dr. Levy holds a Ph.D. in biochemistry and molecular biology from Northwestern University and a bachelor’s degree in chemistry from the Massachusetts Institute of Technology.  He brings to the Board in-depth experience in corporate operations and biotechnology research.

Dr. Ronald S. Levy, a founder of the Company, has served as Director of the Company since its formation in November 1980 through March 2010, as Executive Vice President since April 1999 and as Secretary from May 1986 until March 2010. From November 1980 through March 1999, he served as Vice President of the Company. Dr. Levy holds a Ph.D. in bioinorganic chemistry from Pennsylvania State University and a bachelor’s degree in chemistry from Rutgers University.

Dr. James P. Gilligan has been employed by Unigene since 1981 and has served as Vice President of Product Development since April 1999. From February 1995 to March 1999, he served as Director of Product Development. Since October 2009, he has served as Chief Scientific Officer of Tarsa Therapeutics, Inc. (“Tarsa”), devoting approximately 80% of his time to Tarsa and 20% to Unigene activities.  Dr. Gilligan holds a Ph.D. in pharmacology from the University of Connecticut and a Masters of International Business from Seton Hall University.

Dr. Nozer M. Mehta has served as our Vice President, Biological Research and Development since March 1, 2005. Dr. Mehta served as our Director of Biological Research and Development from May 2003 through February 2005, as our Director of Molecular and Cell Biology from 1999 through May 2002 and in various other capacities with the Company from 1982 through 1999. Dr. Mehta obtained a Doctorat d’Universite degree (equivalent to a Ph.D.) from the Universite Louis Pasteur in Strasbourg, France in 1976. Prior to joining Unigene, Dr. Mehta worked at the Cancer Research Institute in Bombay, India and at the University of Nebraska at Lincoln.

Dr. Paul P. Shields has served as our Vice President, Manufacturing Operations since March 1, 2005. Dr. Shields served as our Director of Plant Operations from 2001 through February 2005, as our Plant Manager from 1995 through 2001, and in various other capacities with the Company from 1989 through 1995. Dr. Shields holds a Ph.D. in biochemistry from the University of Pennsylvania and a B.S. in chemical engineering from the University of Michigan.

Mr. William Steinhauer, CPA, has served as our Vice President of Finance since March 1, 2005. Mr. Steinhauer served as Unigene’s Director of Finance from October 2003 through February 2005 and as our Controller from July 1987 through September 2003. Prior thereto, Mr. Steinhauer served as Chief Financial Officer, Treasurer and Secretary of Refac Technology Development Corporation, a company involved in patent licensing and technology transfer. Mr. Steinhauer holds a Bachelor of Science degree in accounting from Brooklyn College.

Dr. Allen Bloom, a patent attorney, has been an independent consultant since January 2004. He retired from Dechert LLP, a law firm, after serving as a partner from July 1994 through December 2003. At Dechert he was Co-Chair of the Intellectual Property Group and headed a patent practice group which focused on biotechnology, pharmaceuticals and medical devices. For the nine years prior thereto, he was Vice President, General Counsel and Secretary of The Liposome Company, Inc., a biotechnology company. His responsibilities there included corporate patent, regulatory and licensing activities. Dr. Bloom serves on the Board of Directors of Redpoint Bio Corporation and was previously a director of Cytogen Corporation. Dr. Bloom holds a Ph.D. in organic chemistry from Iowa State University, a J.D. degree from New York Law School and a B.S. in chemistry from Brooklyn College.  He brings to the Board diverse expertise in financial and legal matters.

Mr. Zvi Eiref has served as a director for various public and private companies since 2006.  From 1995 through 2006, and 1979 to 1988, he was Chief Financial Officer of Church & Dwight Co., Inc. a consumer packaged goods manufacturer.  From 1988 to 1995 he was Chief Financial Officer of Chanel Inc.  Earlier in his career, he worked for Unilever and Arthur Andersen in Europe.  He currently also serves on the board of Physicians Formula Holdings, Inc. and previously also served on the board of FGX International Holdings Ltd.  Mr. Eiref graduated from Oxford University, and is an English Chartered Accountant.  He brings to the Board financial and corporate operations expertise.

Mr. Marvin L. Miller has been an independent consultant since 2006.  From 2002 through February 2006, he was the Executive Chairman of Onconova Therapeutics, Inc., a biotechnology company. From 1994 through 2002, he served as President of Nextran Inc., a biotechnology company affiliated with Baxter Healthcare Corporation. Prior to joining Nextran, Mr. Miller served as Vice President, Biotechnology Licensing for American Cyanamid Company. Previously, Mr. Miller was Vice President, Johnson & Johnson International as well as Corporate Vice President at Hoffman-LaRoche. Mr. Miller previously was a director of GTC Biotherapeutics, Inc., Onconova Therapeutics, Inc. and Tepnel Life Sciences PLC.  Mr. Miller received a B.S. degree in pharmacy from the Philadelphia College of Pharmacy & Science and an M.B.A. degree from the University of Wisconsin.  He brings to the Board extensive experience in the biotechnology and pharmaceutical industries, as well as strategic planning.

Dr. Bruce S. Morra has been an independent consultant and board member for various public and private life science companies since February 2000.  From January through August 2009, Dr. Morra served as President and CEO of SCOLR Pharma, Inc.  He was President of West Pharmaceutical Services, Inc.’s Drug Delivery and Contract Clinical Research businesses from April 2003 through the end of 2004.  He also held the position of Chief Business Officer for Progenitor Cell Therapy, LLC from 2002 to 2003.  From 1998 to 2002, Dr. Morra served as the President, COO, CFO and board member of two related companies, Biopore Corporation and Polygenetics, Inc., and continued as a board member from 2002 to 2004. Dr. Morra previously served as director of Unigene from 2001 to 2003. He currently serves as a director for SCOLR Pharma, Inc. and InforMedix Holdings, Inc. Dr. Morra holds a Ph.D. in polymer science and engineering and an M.B.A. from the University of Massachusetts, Amherst and a B.S.E. in chemical engineering from Princeton University.  He provides to the Board a broad knowledge of corporate operations and corporate strategy.

Mr. Peter Slusser has been the President and Chief Executive Officer of Slusser Associates, Inc., a private investment banking company since July 1988. From December 1975 to March 1988, he was Managing Director and head of Mergers and Acquisitions for Paine Webber Incorporated. Mr. Slusser currently serves as a director of Sparton Corporation, a manufacturer of electronic parts, medical equipment and sonobuoys for the U.S. Navy, and was previously a director of Ampex Corporation a manufacturer of recording equipment.  Mr. Slusser received a B.A. degree from Stanford University and an M.B.A. degree from Harvard University.  He brings to the Board financial and corporate development experience.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed Grant Thornton LLP, independent public accountants, to serve as the Company’s independent auditors for the fiscal year commenced January 1, 2010. Although not required by the Company’s Certificate of Incorporation or By-Laws, the Board of Directors believes that it is in the best interests of the stockholders to ratify the appointment of Grant Thornton. If stockholders vote against the ratification of Grant Thornton, the Audit Committee will consider other alternatives. Grant Thornton served as the independent auditors for the Company for the year ended December 31, 2009. A representative of the firm is expected to be present at the meeting to respond to appropriate questions and he or she will have the opportunity to make a statement, if such representative desires to do so.

Audit Fees. During the fiscal years ended December 31, 2009 and December 31, 2008, the fees billed by the principal accountant for the audit of the Company’s financial statements for such fiscal years and for the reviews of the Company’s interim financial statements were approximately $436,000 and $394,000, respectively.

Audit-Related Fees and Tax Fees. During the fiscal years ended December 31, 2009 and December 31, 2008, Grant Thornton did not bill the Company for any audit-related fees, nor did they provide any tax services to the Company.

All Other Fees. During the fiscal years ended December 31, 2009 and December 31, 2008, Grant Thornton did not provide any professional services other than audit services to the Company.

The Audit Committee retains the auditors and pre-approves all audit and non-audit services.

Ratification of the appointment of Grant Thornton requires the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting.  A broker’s discretionary authority to vote to ratify the Company’s independent auditors is not limited so there cannot be any broker non-votes regarding this proposal and abstentions will have the effect of a “no” vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF GRANT THORNTON AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE COMPANY’S 2010 FISCAL YEAR.

AUDIT COMMITTEE REPORT FOR 2009

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process. Its responsibilities include the following:  (1) to annually select a firm of independent public accountants to act as auditors of the Company; (2) to review the scope of the annual audit with the auditors in advance of the audit; (3) to review the results of the audit and the adequacy of the Company’s internal controls; (4) to oversee management’s conduct of the Company’s financial reporting process; and (5) to approve fees paid to the auditors for audit and non-audit services. Once selected by the Committee, the outside auditors report directly to the Committee. The Committee is responsible for approving both audit and non-audit services to be provided by the outside auditors.

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures, which are designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Committee’s responsibility is to monitor and review the work of management and the independent auditors in these areas. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements with management, which included a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.  The Committee met with the independent auditors, with and without management, to discuss the results of their examination and their judgments regarding the Company’s accounting policies. The Audit Committee and Grant Thornton LLP also discussed Grant Thornton LLP’s independence. On November 17, 2009, the Audit Committee received from Grant Thornton LLP the written disclosures and the letter regarding Grant Thornton LLP’s independence required by Public Company Accounting Oversight Board Rule 3526.

In the course of our oversight of the Company's financial reporting process, we have: (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2009; (2) discussed with Grant Thornton, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (3) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence; (4) discussed with the independent registered public accounting firm its independence; and (5) considered whether the provision of nonaudit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

In addition, as part of fulfilling its responsibilities, the Audit Committee spent time during 2009 conferring with management and Grant Thornton regarding the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission and selected Grant Thornton LLP as the independent auditors for fiscal year 2010. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS
Allen Bloom, Chairman Zvi Eiref Marvin L. Miller Peter Slusser April 1, 2010

PROPOSAL 3

AMENDMENT OF CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED COMMON STOCK FROM 135,000,000 TO 275,000,000 SHARES

Background

The Company’s Certificate of Incorporation currently authorizes the Company to issue a total of 135,000,000 shares of Common Stock, par value $0.01 per share.  On April 14, 2010, the Board of Directors unanimously adopted resolutions approving and recommending that the stockholders approve an amendment to Article FOURTH of the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.01 per share, from 135,000,000 shares to 275,000,000 shares (the “Amendment”).

As of April 1, 2010, of the 135,000,000 shares of Common Stock that currently are authorized: (i)  92,136,551 shares were issued and outstanding; (ii) 5,908,015 shares were reserved for issuance upon the exercise of outstanding options and warrants; (iii) 1,682,529 shares were reserved for yet-to-be granted options and stock grants pursuant to the 2006 Plan; and (iv) the remaining 35,272,905 shares were reserved for issuance upon conversion of the Notes more fully described below.

In connection with the execution and delivery of the Restated Financing Agreement, the Company issued three-year senior secured convertible notes in the aggregate principal amount of $33,000,000 due in March 2013 (the “Notes”), in exchange for existing non-convertible senior secured term notes that were due in September 2011 in the outstanding aggregate principal amount of approximately $19,360,000 and by way of cash payment (before closing expenses) of approximately $13,640,000 to the Company, as more fully described in our Current Report on Form 8-K filed March 17, 2010.  In addition, pursuant to the Restated Financing Agreement, the Company may request that VPC purchase (which purchase shall be in VPC’s sole discretion) up to an additional $3 million aggregate principal amount of Notes at one subsequent closing (the “Subsequent Closing”), which shall be no later than the March 17, 2012.  The Notes will accrue interest at a rate per annum equal to the greater of (i) the prime rate plus 5% and (ii) 15%, which, in the absence of an Event of Default (as defined therein), shall be capitalized and added to the outstanding principal balance of such Notes on each anniversary of the date of issuance other than the maturity date.

The Notes issued in March 2010 are convertible into shares of Common Stock (the “Conversion Shares”) at the holder’s option upon the earliest of (a) March 17, 2011, (b) the earliest date on which the Company is required under the Notes to provide to the holder prior written notice of its intention to consummate, or the occurrence of, a Fundamental Transaction (as defined in the Notes), (c) the Company’s delivery of the Redemption Notice (defined below) and (d) the occurrence of an Event of Default under the Restated Financing Agreement (such earliest date, the “Conversion Date”).  The Notes are not currently convertible.  The initial conversion rate, which is subject to adjustment as set forth in the Notes, is calculated by dividing the sum of the principal to be converted, plus all accrued and unpaid interest thereon, by $0.70 per share.  If the Company subsequently makes certain issuances of Common Stock or Common Stock equivalents at an effective purchase price less than the then-applicable conversion price, the conversion price of the Notes will be reduced to such lower price.  After March 17, 2011, under certain circumstances, and subject to specified conditions, the Company has the right, at its option, by delivery of written notice (the “Redemption Notice”), to redeem $13,642,472.50 of the Notes at a price equal to 110% of the unpaid outstanding principal amount of the Notes being redeemed plus accrued and unpaid interest with respect to such principal amount; provided, that the holder of the Notes may elect to convert all or any portion of such Notes that the Company is electing to redeem.

Assuming $36,000,000 aggregate principal amount of Notes together with accrued interest thereon is outstanding for the full three-year term of the Notes, and assuming a conversion price of $.70, the Notes will be convertible into approximately 79,000,000 shares of Common Stock.  Pursuant to the Restated Financing Agreement, the Company must take all necessary action to reserve and keep available for conversion of the Notes authorized and unissued shares of Common Stock equal to at least one hundred fifty percent (150%) of the number of shares issuable upon the conversion of all of the principal amounts then outstanding under the Notes together with accrued and unpaid interest thereon.  In the event the Company’s stockholders approve the Amendment, such Amendment will be filed with the Secretary of State of the State of Delaware and the Company will thereafter reserve an additional 83,227,095 shares of Common Stock (for a total of 118,500,000 shares reserved) for issuance upon conversion of the Notes, leaving 56,772,905 authorized shares of Common Stock as unissued and unreserved.  Assuming approval of this proposal, and if Proposal 4 discussed herein is also approved by the Company’s stockholders, an additional 5,000,000 shares of Common Stock will be reserved for yet-to-be granted options and stock grants pursuant to the 2006 Plan, leaving 51,772,905 authorized shares of Common Stock as unissued and unreserved.

Proposed Amendment

To accomplish the increase in the number of authorized shares of Common Stock, the Board adopted the following resolution setting forth the Amendment, declared it is advisable and in the best interests of the Company and its stockholders, and directed that the Amendment proposed be considered by stockholders at the Annual Meeting:

“RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing Article FOURTH thereof so that, as amended, said Article shall be and read as follows:

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is two hundred seventy-five million (275,000,000), having a par value of $.01 per share. All such shares are of one class and are Common Stock.”

Approval of the proposal authorizing the Amendment requires the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon.

The additional shares of Common Stock authorized for issuance pursuant to this proposal will have the same rights and privileges that all of the currently outstanding shares of Common Stock possess under the Company’s Certificate of Incorporation and under Delaware law, except that the holders of the Common Stock issuable upon conversion of the Notes will have contractual registration rights described in the Company’s Current Report on Form 8-K filed March 17, 2010. These rights and privileges include one vote per share on all matters submitted to a vote of the holders of Common Stock, including the election of directors, and right to dividends and other distributions when and if declared by the Board of Directors. The shares of Common Stock do not have preemptive or similar rights.

Reasons for the Amendment

The Company does not presently have a sufficient number of shares of Common Stock authorized and available for issuance upon full conversion of the Notes. Accordingly, the Company committed in the Restated Financing Agreement to use its commercially reasonable efforts, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and its Certificate of Incorporation and Bylaws, to increase the number of authorized shares of Common Stock to at least 224,231,095 shares, including by duly calling, giving notice of, convening and holding a meeting of the stockholders of the Company for that purpose.  The Amendment, if approved, should provide the Company with a sufficient number of authorized shares of Common Stock to permit full conversion of the Notes issued pursuant to the Restated Financing Agreement.

If the Amendment is approved, the Company would have 56,772,905 shares of Common Stock available for undesignated purposes.  However, if Proposal 4 discussed herein is also approved, the Company will reserve an additional 5,000,000 shares of Common Stock for yet-to-be granted options and stock grants pursuant to the 2006 Plan, leaving 51,772,905 shares of Common Stock available for undesignated purposes. The Company currently has no plan, commitment, arrangement, understanding or agreement, either oral or written, regarding the issuance of Common Stock beyond the number of shares to be reserved for issuance upon conversion of the Notes and reserved for issuance upon the exercise of outstanding options and warrants and yet-to-be granted options and restricted stock grants pursuant to the 2006 Plan.

In addition to satisfying the Company’s obligations under the Restated Financing Agreement and the Notes, an increase in the number of authorized but unissued shares of Common Stock would enable the Company, without further stockholder approval, to issue shares from time to time as may be required for various corporate purposes, such as the issuance of equity securities to an equipment lessor or other financial institution, or to a real property lessor, the issuance of equity securities to a supplier or third party service provider as consideration for the provision of goods or services to the Company, or the issuance of equity securities in connection with a sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreement or partnership.

Under the DGCL, the Board of Directors generally may issue authorized but unissued shares of Common Stock without further stockholder approval. The Board of Directors does not currently intend to seek stockholder approval prior to any future issuance of the additional authorized shares of Common Stock, unless stockholder action is required in a specific case by applicable law, the rules of any exchange or market on which the Company’s securities may then be listed, or the Certificate of Incorporation or Bylaws of the Company as then in effect. Frequently, opportunities arise that require prompt action, and the Company believes that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders.

Interests of Certain Persons

As previously reported in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on March 17, 2010, Richard Levy, one of our directors, is the Managing Principal and Founder of Victory Park Capital Advisors, LLC, which controls the investment decisions of VPC, the holder of the Notes.  Richard Levy may be deemed to have an interest in the approval of this Proposal 3 since the Company will not have a sufficient number of shares of Common Stock authorized and available for issuance upon full conversion of the Notes if the Amendment is not approved by our stockholders.  In addition, if the Amendment is not approved, and VPC attempts to convert the Notes, failure to deliver the sufficient number of Conversion Shares could result in an “Event of Default” under the Restated Financing Agreement, and the holders may require the Company to redeem all or any portion of the Notes at the price equal to the greater of (i) an amount equal to the sum of one hundred fifteen percent (115%) of the outstanding principal amount of the Notes, plus accrued and unpaid interest, plus accrued and unpaid late charges and (ii) an amount equal to the product of (A) the number of shares into which the principal amount and all accrued and unpaid interest outstanding under the Notes may be converted at the time of the default pursuant to the terms of the Notes, multiplied by (B) the dollar volume-weighted average price for one (1) share of Common Stock for the trading day of the default as reported by Bloomberg Financial Markets (or any successor thereto) through its “Volume at Price” function.

Effects of the Authorization of Additional Common Stock on Holders of Common Stock

As discussed above, assuming $36,000,000 aggregate principal amount of Notes together with accrued interest thereon is outstanding for the full three-year term of the Notes, then the Notes will be convertible into approximately 79,000,000 shares of Common Stock (the “Total Conversion Shares”).  Based on the number of shares of Common Stock outstanding on the date of this proxy statement, when issued the Total Conversion Shares would represent approximately 46.2% of the outstanding shares of Common Stock, diluting the existing stockholders of the Company by reducing their percentage ownership of Common Stock.

In a Schedule 13D filed by VPC, as of March 17, 2010, VPC reported beneficial ownership of approximately 8,645,814 shares of Common Stock (“Existing VPC Shares”).  Assuming stockholder approval of the Amendment and issuance of the Total Conversion Shares, based on the number of shares of Common Stock outstanding on the date of this proxy statement, and no additional issuances of Common Stock, the Existing VPC Shares together with the Total Conversion Shares would represent approximately 51.2% of the total issued and outstanding shares of Common Stock.  In that case, VPC would control the outcome of matters brought before the stockholders of the Company.

The issuance of additional shares, including upon conversion of the Notes, could have a depressive effect on the market price of the Company’s Common Stock by increasing the number of shares of Common Stock outstanding. Such downward pressure could encourage short sales by certain investors, which could place further downward pressure on the price of the Common Stock. Further, if stockholder approval of the Amendment is obtained and the Notes are converted, the number of shares of outstanding Common Stock will increase significantly and the ownership interests and proportionate voting power of the existing stockholders (other than VPC) will be significantly diluted.  However, upon conversion of the Notes, the senior indebtedness of the Company would become significantly reduced, and VPC’s interest in the Company would become that of a common stockholder, such as in the event of a liquidation of the Company.

The increase in the number of authorized shares of Common Stock could have an anti-takeover effect, although this is not the intent of the Board in proposing the Amendment since the substantial majority of the newly-authorized shares will be reserved for issuance upon conversion of the Notes.  However, if the Notes are repaid and never converted and the Company issues additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary transaction opposed by the Board.

Failure to Approve the Amendment

Requirement to call stockholder meetings every four months.  Under the Restated Financing Agreement, if stockholder approval of the Amendment is not obtained at the Annual Meeting, the Company will be required to call a stockholders’ meeting every four (4) months to seek the approval of the Amendment until the date on which such approval is obtained.  This undertaking will be costly and will distract management from the business of running the Company.

Event of default.  In the event this Amendment is not approved by the stockholders, the Company will not have a sufficient number of shares of Common Stock authorized and available for issuance upon conversion of the Notes.  Pursuant to the Restated Financing Agreement, from and after the Conversion Date, if for any reason the holders have not received all of the Conversion Shares prior to the tenth (10th) business day after the Company has received a notice for conversion of the Notes, such failure will result in an “Event of Default” under the Restated Financing Agreement.  Upon such an Event of Default, the holders may require the Company to redeem all or any portion of the Notes and pay VPC the price described above under “Interests of Certain Persons.” Such a mandatory redemption would likely leave the Company with insufficient working capital to operate its business and would likely force the Company to seek additional financing to fund that redemption and its operations on terms that could be unfavorable and that could materially and adversely affect the interests of the stockholders.  There can be no assurance given that the Company would have sufficient cash or that it would be able to obtain such additional financing (on any terms) to fund the mandatory redemption.

THE BOARD OF DIRECTOR RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 135,000,000 TO 275,000,000 SHARES.

PROPOSAL 4
AMENDMENT OF THE COMPANY’S 2006 STOCK-BASED INCENTIVE
 COMPENSATION PLANTO INCREASE BY 5,000,000 SHARES THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE THEREUNDER

General

The Board of Directors is submitting to stockholders and recommending for approval at the Annual Meeting a proposal to amend the 2006 Plan to increase by 5,000,000 shares the number of shares of Common Stock available for issuance thereunder.  The 2006 Plan was previously filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

At a meeting held on June 15, 2006, the Company’s stockholders approved the 2006 Plan.  At a meeting on June 25, 2009, the Company’s stockholders approved amending the 2006 Plan to increase by 2,000,000 shares the number of shares of Common Stock available for issuance thereunder.  The purpose of the 2006 Plan is to promote the success and enhance the value of the Company by linking personal interests of the members of the Board of Directors, employees and consultants to those of the Company’s stockholders and to provide such individuals with an incentive for outstanding performance to generate superior returns to the Company’s stockholders and give the Company the flexibility to offer a variety of types of equity compensation to remain competitive in recruiting and retaining qualified key personnel.

Amendment to the 2006 Plan

As of April 1, 2010, there were approximately 1,682,529 shares of Common Stock remaining available for grant under the 2006 Plan.  Subject to stockholder approval, the Board approved an amendment to the 2006 Plan that increases by 5,000,000 shares the number of shares available for issuance thereunder.  As of April 1, 2010, the number of shares underlying awards outstanding under the 2006 Plan, plus the number of shares available for grant thereunder after giving effect to approval of this proposal represents approximately 12% of the Company’s issued and outstanding Common Stock, on a fully-diluted basis (without giving effect to conversion of the Notes described in Proposal 3 above).  The Board believes that this increase in authorized shares will meet the Company’s needs under the 2006 Plan for the foreseeable future, including the need to offer incentive compensation in connection with the hiring of a new Chief Executive Officer, and recommends that the stockholders vote FOR approval of the amendment. The proposed amendment is attached to this Proxy Statement as Appendix A.

SUMMARY OF THE UNIGENE LABORATORIES, INC.
2006 STOCK-BASED INCENTIVE COMPENSATION PLAN, AS AMENDED

General

The following is a summary of the 2006 Plan, as proposed to be amended.  (References below to the “2006 Plan” shall be deemed to be references to the 2006 Plan, as amended to date and as proposed to be amended.)  Capitalized terms not otherwise defined in this summary have the meanings given to them in the 2006 Plan.

Purpose

The general purpose of the 2006 Plan is to assist the Company in attracting and retaining valued employees, consultants and non-employee directors by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s stock by such employees, consultants and non-employee directors.  In addition, it gives the Company flexibility to reward employees with an alternative to cash awards.

2006 Plan

General. The 2006 Plan authorizes the grant of Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Phantom Stock, and other stock-based awards (collectively, “Awards”). Options granted under the 2006 Plan may be either “incentive stock options” as defined in section 422 of the Internal Revenue Code (the “Code”), or nonqualified stock options, as determined by the Committee.

Number of Shares Authorized. The number of shares of Common Stock available for award under the 2006 Plan is 10,000,000 shares, increased by (i) any shares reserved but not subject to awards under the Unigene Laboratories, Inc. Directors’ Stock Option Plan (the “Directors’ Plan”) and the Unigene Laboratories, Inc. 2000 Stock Option Plan (the “2000 Plan”), and (ii) shares subject to awards under the Directors’ Plan or the 2000 Plan that are forfeited, cancelled or expire thereunder. All shares of Common Stock reserved under the 2006 Plan may be issued pursuant to Incentive Stock Options.

If any Award is forfeited, or if any Option terminates, expires or lapses without being exercised, shares of Common Stock subject to such Award will again be available for future grant. In addition, any shares under the 2006 Plan that are used to satisfy award obligations under the plan of another entity that is acquired by the Company will not count against the remaining number of shares available. Finally, if there is any change in the Company’s corporate capitalization, the Committee in its sole discretion may cancel and make substitutions of Awards or may adjust the number of shares available for award under the 2006 Plan, the number and kind of shares covered by Awards then outstanding under the 2006 Plan and the exercise price of outstanding Options and Stock Appreciation Rights.

Administration. The Compensation Committee (the “Committee”) will administer the 2006 Plan. The full Board of the Company or a Secondary Committee designated by the Board, shall administer the 2006 Plan and exercise the Committee’s authority with respect to grants made to non-employee directors.  Subject to the other provisions of the 2006 Plan, the Committee has the authority to:

•	select the employees, consultants and non-employee directors who will receive Awards pursuant to the 2006 Plan;
•	determine the type or types of Awards to be granted to each participant;
•
determine the number of shares of Common Stock to which an Award will relate, the terms and conditions of any Award granted under the 2006 Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof, and waivers of or modifications to performance goals relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award;

•	determine whether, to what extent, and under what circumstances an Award may be canceled, forfeited, or surrendered;
•	determine whether, and to certify that, performance goals to which the settlement of an Award is subject are satisfied;
•
correct any defect or supply any omission or reconcile any inconsistency in the 2006 Plan, and adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the 2006 Plan as it may deem necessary or advisable; and make all other determinations as it may deem necessary or advisable for the administration of the 2006 Plan.

Eligibility. The 2006 Plan provides that Awards may be granted to employees, non-employee directors and consultants of the Company or its subsidiaries.  Incentive stock options may be granted only to employees. The maximum number of shares that may be awarded to any participant as Qualified Performance-Based Awards (described below) in any calendar year shall not exceed 200,000.

Each Award granted under the 2006 Plan will be evidenced by a written agreement between the participant and the Company, which will describe the Award and state the terms and conditions applicable to such Award. The principal terms and conditions of each particular type of Award are described below.

Performance Goals

The Award agreements may provide for vesting or earning the Award based on achievement of performance goals. Performance goals may be established: on a Company-wide basis; with respect to one or more subsidiary corporations, business units, divisions, departments, or functions; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. Performance goals, the number of shares or units to which they pertain, the time and manner of payment of the Award shall be specified in the Award agreement.

Except in the case of Awards intended to meet the requirements of Section 162(m) of the Code applicable to qualified Performance-Based compensation (“Qualified Performance-Based Awards”), the Committee may modify performance goals in whole or in part, during the performance period, as it deems appropriate and equitable. In the case of Qualified Performance-Based Awards, the applicable performance goals are limited to one or more of the following:
•	specified levels of or increases in the Company’s, a division’s or a Subsidiary’s return on capital, equity or assets;
•
earnings measures/ratios (on a gross, net, pre−tax or post−tax basis), including diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA);

•	net economic profit (which is operating earnings minus a charge to capital);
•	net income;
•	operating income;
•	sales;
•	sales growth;
•	gross margin;
•	direct margin;
•	share price (including but not limited to growth measures and total shareholder return);
•	operating profit;
•	per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital);
•	inventory turns;
•	financial return ratios;
•	market share;
•	balance sheet measurements such as receivable turnover;
•	improvement in or attainment of expense levels;
•	improvement in or attainment of working capital levels;
•	debt reduction;
•	strategic innovation;
•	customer or employee satisfaction;
•	individual objectives;
•
any other financial or other measurement deemed appropriate by the Committee as it relates to the results of operations or other measurable progress of the Company and Subsidiaries (or any business unit thereof); and

•	any combination of any of the foregoing criteria.

Phantom Stock

Awards of Phantom Stock may be made under the 2006 Plan. A share of Phantom Stock is a book-entry unit with a value equal to one share of Common Stock. A grant of Phantom Stock will vest and become payable to the participant upon other future events, including the achievement during a specified performance cycle of performance goals established by the Committee or the passage of time. Each grant of Phantom Stock shall specify the conditions, including the passage of time and performance goals, if applicable, that must be satisfied in order for payment to be made. Payment of Phantom Stock may be made in cash, shares of Common Stock, or a combination thereof, equal to the fair market value of the shares of Common Stock to which the Award relates.

Options

An Option is the right to purchase shares of Common Stock for a specified period of time at a fixed price (the “exercise price”). Each Option agreement will specify the exercise price, the type of Option, the term of the Option, the date when the Option will become exercisable and any applicable performance goals. Each grant of Options shall specify the length of service and/or any applicable performance goals that must be achieved before it becomes exercisable. Incentive stock options may only be granted to employees, shall only be transferable by will or under the laws of descent and distribution, and, during the participant’s lifetime, may only be exercised by the participant. No Award of incentive stock options may permit the fair market value of any such Options becoming first exercisable in any calendar year to exceed $100,000.

Exercise Price. The Committee will determine the exercise price of an Option at the time the Option is granted. The exercise price under an incentive stock option or non-qualified stock option will not be less than 100% of the fair market value of Common Stock on the date the Option is granted. However, any participant who owns more than 10% of the combined voting power of all classes of the Company’s outstanding Common Stock (a “10% Stockholder”) will not be eligible for the grant of an incentive stock option unless the exercise price of the incentive stock option is at least 110% of the fair market value of the Common Stock on the date of grant.

Consideration. The means of payment for shares issued upon exercise of an Option will be specified in each Option agreement and generally may be made by the participant in cash, in a cash payment through a broker or bank from the proceeds of the sale of the shares purchased through the exercise of the Option (a “cashless exercise”), with the Committee’s consent, in whole or in part with shares of Common Stock, or a combination of the foregoing methods.  The Committee may also permit Options to be exercised with such other consideration as it deems appropriate, as reflected in the applicable Award agreement.

Term of the Option. The term of an Option granted under the 2006 Plan will be no longer than ten years from the date of grant. In the case of an Option granted to a 10% Stockholder, the term of an incentive stock option will be for no more than five years from the date of grant.

Stock Appreciation Rights

A stock appreciation right (“SAR”) entitles the recipient to receive, upon exercise of the SAR, the increase in the fair market value of a specified number of shares of Common Stock from the date of the grant of the SAR to the date of exercise, payable in cash, shares of Common Stock, or any combination thereof. The Committee shall set the exercise price of an SAR which shall not be less than the Fair Market Value of the underlying Common Stock on the date of the grant.  Each grant of SARs shall specify the length of service and/or any applicable performance goals that must be achieved before it becomes exercisable and may specify permissible dates or periods on or during which the SAR shall be exercisable. No SAR may be exercised more than ten years after the grant date.

Restricted Stock

An Award of Restricted Stock is a grant to the recipient of a specified number of shares of Common Stock that are subject to forfeiture upon specified events during the restriction period. Each grant of Restricted Stock shall specify the duration of the restriction period and any other conditions under which the Restricted Stock would be forfeitable to the Company, including any applicable performance goals, and will include restrictions on transfer to third parties during the restriction period.

Unless otherwise provided by the Committee, an Award of Restricted Stock entitles the participant to dividend, voting and other ownership rights during the restriction period. Unless otherwise provided by the Committee, dividends on Restricted Stock will be subject to the same restrictions as the Restricted Stock.

Deferred Stock

An Award of Deferred Stock is an agreement by the Company to deliver to the recipient a specified number of shares of Common Stock at the end of a specified deferral period, subject to the fulfillment of any conditions specified by the Committee. Each grant of Deferred Stock shall specify the deferral period and any other conditions to which future delivery of shares to the recipient is subject, including any applicable performance goals.

An Award of Deferred Stock does not entitle the participant to any transfer, voting or any other ownership rights with respect to the Deferred Shares. Any grant of Deferred Stock may provide for the payment of dividend equivalents in cash or additional shares, which may be paid currently or deferred and reinvested, as determined by the Committee.

General Provisions

Vesting. Any Award may provide for full vesting, early exercise rights or termination of a restriction or deferral period in the event of a Change in Control or similar transaction or event.

Nontransferability of Awards. In general, during a participant’s lifetime, his or her Awards shall be exercisable only by the participant and shall not be transferable other than by will or laws of descent and distribution. However, the Committee may provide for limited lifetime transfers of Awards, other than incentive stock options, to certain family members, trusts for the benefit of family members, or partnerships in which such family members are the only partners. In addition, the Committee may provide in any Award agreement terms and conditions under which the participant must sell or offer to sell any Awards, whether or not vested, and any Common Stock acquired pursuant to an Award to the Company.

Termination of Employment, Consulting Services, or Other Services. Each Option or SAR agreement shall provide rules for the exercise of such Award following termination of employment for any reason, which may include, but not be limited to, death, disability, termination for Cause or retirement. The Committee may take actions and provide in Award agreements for such post-termination rights that it believes equitable under the circumstances or in the best interests of the Company with respect to Awards that are not fully vested in the event of termination of employment or service by reason of death, disability, normal retirement, early retirement with the consent of the Committee, other termination or a leave of absence that is approved by the Committee, or in the event of hardship or other special circumstances that are approved by the Committee.

Change in Control

In the event of a Change in Control, the Committee may take one or more of the following actions with respect to Options and SARs: (i) fully vest and make exercisable any outstanding Options or SARs, (ii) cancel all outstanding vested Options or SARs in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Common Stock underlying the unexercised portion of the Option or SAR as of the date of the Change in Control over the exercise price of such portion, (iii) terminate all Options or SARs immediately prior to the Change in Control, or (iv) require the successor corporation, following a Change in Control if the Company does not survive such Change in Control, to assume all outstanding Options or SARs and to substitute such Options or SARs with comparable awards.

Similarly, the Committee may, upon a Change in Control, fully and immediately vest all Awards of Restricted Stock, Phantom Stock, Deferred Stock or other equity Awards that are outstanding or take such other actions as it deems appropriate, including immediately distributing amounts with respect to unvested Awards that would not otherwise be payable as of the date of the Change in Control.

As defined in the 2006 Plan, the term “Change in Control” means,

(a) the acquisition in one or more transactions by any “Person” (as such term is used for purposes of section 13(d) or section 14(d) of the 1934 Act) but excluding, for this purpose, the Company or its Subsidiaries, any Stockholder of the Company or any employee benefit plan of the Company or its Subsidiaries, of “Beneficial Ownership” (within the meaning of Rule 13d−3 under the 1934 Act) of thirty-five percent (35%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”);

(b) the individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that if the election, or nomination for election by the Company’s Stockholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, and provided further that any reductions in the size of the Board that are instituted voluntarily by the Incumbent Board shall not constitute a Change in Control, and after any such reduction the “Incumbent Board” shall mean the Board as so reduced;

(c) a merger or consolidation involving the Company if the Stockholders of the Company, immediately before such merger or consolidation, do own, directly or indirectly, immediately following such merger or consolidation, more than seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation;

(d) a complete liquidation or dissolution of the Company or a sale or other disposition of all or substantially all of the assets of the Company; or

(e) acceptance by Stockholders of the Company of shares in a share exchange if the Stockholders of the Company immediately before such share exchange, do not own, directly or indirectly, immediately following such share exchange, more than seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such share exchange.

Effective Date, Amendments, and Termination of the 2006 Plan. The 2006 Plan became effective on June 15, 2006, when it was approved by Company stockholders.  The amendment to the 2006 Plan to increase by 2,000,000 shares the number of shares available for award under the 2006 Plan became effective June 25, 2009, when it was approved by Company stockholders.  The amendment to the 2006 Plan to increase by 5,000,000 shares the number of shares available for award under the 2006 Plan will become effective upon approval by Company stockholders.  However, these shares will not be available for issuance under the 2006 Plan unless and until the Company stockholders approve an increase in the number of authorized shares of Common Stock, as described in Proposal 3 above, since the Company does not have sufficient authorized, unissued and unreserved shares for that purpose. The Board of Directors has the authority to amend or terminate the 2006 Plan at any time; provided, however, that stockholder approval is required for any amendment which (i) increases the number of shares available for Awards under the 2006 Plan (other than to reflect a change in the Company’s capital structure), (ii) decreases the price at which Awards may be granted, or (iii) as otherwise required by applicable law, regulation, or rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.  The 2006 Plan will terminate automatically on June 15, 2016, which is ten years after it was approved by stockholders.

Certain Federal Income Tax Considerations

The following discussion is a summary of certain federal income tax considerations that may be relevant to participants in the 2006 Plan. The discussion is for general informational purposes only and does not purport to address specific federal income tax considerations that may apply to a participant based on his or her particular circumstances, nor does it address state or local income tax or other tax considerations that may be relevant to a participant.

PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR FEDERAL INCOME TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE 2006 PLAN, AS WELL AS WITH RESPECT TO ANY APPLICABLE STATE OR LOCAL INCOME TAX OR OTHER TAX CONSIDERATIONS.

Phantom Stock

A participant realizes no taxable income and the Company is not entitled to a deduction when Phantom Stock payable in the future and subject to conditions such as the passage of time or achievement of performance goals are awarded. When Phantom Stock vests and becomes payable as a result of the satisfaction of the terms and conditions on such Award, including, if applicable, achievement of performance goals, the participant will realize ordinary income equal to the amount of cash received or the fair market value of the shares received minus any amount paid for the shares, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction.

A participant’s tax basis in shares of Common Stock received upon payment will be equal to the fair market value of such shares when the participant receives them. Upon sale of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Deferred Stock

A participant realizes no taxable income and the Company is not entitled to a deduction when Deferred Stock is awarded. When the deferral period for the Award ends and the participant receives shares of Common Stock, the participant will realize ordinary income equal to the fair market value of the shares at that time, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A participant’s tax basis in shares of Common Stock received at the end of a deferral period will be equal to the fair market value of such shares when the participant receives them.

Upon sale of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Restricted Stock

Restricted Stock received pursuant to Awards will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a participant who receives such Restricted Stock does not make the election described below, the participant realizes no taxable income upon the receipt of Restricted Stock and the Company is not entitled to a deduction at such time. When the forfeiture restrictions with respect to the Restricted Stock lapse the participant will realize ordinary income equal to the fair market value of the shares at that time, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A participant’s tax basis in Restricted Stock will be equal to their fair market value when the forfeiture restrictions lapse, and the participant’s holding period for the shares will begin when the forfeiture restrictions lapse. Upon sale of the shares, the participant will realize short-term or long-term gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Participants receiving Restricted Stock may make an election under Section 83(b) of the Code with respect to the shares. By making a Section 83(b) election, the participant elects to realize compensation income with respect to the shares when the shares are received rather than at the time the forfeiture restrictions lapse. The amount of such compensation income will be equal to the fair market value of the shares when the participant receives them (valued without taking the restrictions into account), and the Company will be entitled to a corresponding deduction at that time. By making a Section 83(b) election, the participant will realize no additional compensation income with respect to the shares when the forfeiture restrictions lapse, and will instead recognize gain or loss with respect to the shares when they are sold. The participant’s tax basis in the shares with respect to which a Section 83(b) election is made will be equal to their fair market value when received by the participant, and the participant’s holding period for such shares begins at that time. If, however, the shares are subsequently forfeited to the Company, the participant will not be entitled to claim a loss with respect to the shares to the extent of the income realized by the participant upon the making of the Section 83(b) election. To make a Section 83(b) election, a participant must file an appropriate form of election with the Internal Revenue Service and with his or her employer, each within 30 days after shares of restricted stock are received, and the participant must also attach a copy of his or her election to his or her federal income tax return for the year in which the shares are received.

Generally, during the restriction period, dividends and distributions paid with respect to Restricted Stock will be treated as compensation income (not dividend income) received by the participant. Dividend payments received with respect to shares of restricted stock for which a Section 83(b) election has been made will be treated as dividend income, assuming the Company has adequate current or accumulated earnings and profits.

Non-qualified Options

A participant realizes no taxable income and the Company is not entitled to a deduction when a non-qualified option is granted. Upon exercise of a non-qualified option, a participant will realize ordinary income equal to the excess of the fair market value of the shares received over the exercise price of the non-qualified option, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A participant’s tax basis in the shares of Common Stock received upon exercise of a non-qualified option will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares of Common Stock received upon exercise of a non-qualified option, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares, and the participant’s tax basis in such shares.

Under the 2006 Plan, non-qualified options may, with the consent of the Committee, be exercised in whole or in part with shares of Common Stock or Restricted Stock held by the participant. Payment in Common Stock will be treated as a tax-free exchange of the shares surrendered for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. The fair market value of shares of Common Stock received in excess of the number of shares surrendered will be treated as ordinary income and such shares have a tax basis equal to their fair market value on the date of the exercise of the non-qualified option.

Incentive Stock Options

A participant realizes no taxable income and the Company is not entitled to a deduction when an incentive stock option is granted or exercised.  Provided the participant meets the applicable holding period requirements for the shares received upon exercise of an incentive stock option (two years from the date of grant and one year from the date of exercise), gain or loss realized by a participant upon sale of the shares received upon exercise will be long-term capital gain or loss, and the Company will not be entitled to a deduction. If, however, the participant disposes of the shares before meeting the applicable holding period requirements (a “disqualifying disposition”), the participant will realize ordinary income at that time equal to the excess of the fair market value of the shares on the exercise date over the exercise price of the incentive stock option. Any amount realized upon a disqualifying disposition in excess of the fair market value of the shares on the exercise date of the incentive stock option will be treated as capital gain and will be treated as long-term capital gain if the shares have been held for more than one year. If the sales price is less than the sum of the exercise price of the incentive stock option and the amount included in ordinary income due to the disqualifying disposition, this amount will be treated as a short-term or long-term capital loss, depending upon whether the shares have been held for more than one year. Notwithstanding the above, individuals who are subject to Alternative Minimum Tax may recognize ordinary income upon exercise of an incentive stock option.

Under the 2006 Plan, incentive stock options may, with the consent of the Committee, be exercised in whole or in part with shares of Common Stock held by the participant. Such an exercise will be treated as a tax-free exchange of the shares of Common Stock surrendered (assuming the surrender of the previously-owned shares does not constitute a disqualifying disposition of those shares) for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. Shares of Common Stock received in excess of the number of shares surrendered will have a tax basis of zero.

SARs

A participant realizes no taxable income and the Company is not entitled to a deduction when an SAR is granted. Upon exercising an SAR, a participant will realize ordinary income in an amount equal to the cash or the fair market value of the shares received minus any amount paid for the shares, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A participant’s tax basis in the shares of Common Stock received upon exercise of an SAR will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares of Common Stock received upon exercise of an SAR, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares, and the participant’s tax basis in such shares.

Section 162(m) Limitations

Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers, unless the compensation is a Qualified Performance-Based Award. If Awards to such persons are intended to qualify as Qualified Performance-Based Awards, the 2006 Plan requires that the maximum number of shares of Common Stock underlying such Awards that may be granted to the recipient during any one calendar year is 200,000 shares.

Withholding

The Company is entitled to deduct from the payment of any Award (whether made in stock or in cash) all applicable income and employment taxes required by federal, state, local or foreign law to be withheld, or may require the participant to pay such withholding taxes to the Company as a condition of receiving payment of the Award. The Committee may allow a participant to satisfy his or her withholding obligations by directing the Company to retain the number of shares necessary to satisfy the withholding obligation, or by delivering shares held by the participant to the Company in an amount necessary to satisfy the withholding obligation.

Approval

Approval of the amendment to the 2006 Plan requires the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting.  Abstentions are considered as shares present and entitled to vote and, therefore, have the effect of a “no” vote on this proposal.  Broker non-votes are not considered as shares entitled to vote, and will not be counted as voted on this proposal, and, therefore, will not have any effect on the outcome of the vote on this proposal.

PLAN BENEFITS (1)
2006 Stock-Based Incentive Compensation Plan
Name and Principal Position	Dollar Value of Stock Awards ($)	Number of Units of Stock	Dollar Value of Options ($)	Number of Options
Warren P. Levy, President, Chief Executive Officer, Secretary, Treasurer and Director	—	—	$58,880	160,000
Ronald S. Levy, Executive Vice President	—	—	$44,160	120,000
William Steinhauer, Vice President of Finance	—	—	$22,080	60,000
James P. Gilligan, Vice President of Product Development	—	—	$25,760	70,000
Paul P. Shields, Vice President, Manufacturing	—	—	$22,080	60,000
Nozer M. Mehta, Vice President, Biological R&D	—	—	$23,920	65,000
Executive Group	—	—	$196,880	535,000
Non-Executive Director Group (2)	$121,500	151,886	$36,271	90,000
Non-Executive Officer Employee Group	—	—	$19,460	46,000

(1)  In accordance with SEC rules, the Plan Benefits table indicates the benefits that were received by the indicated individual or group for the fiscal year ending on December 31, 2009.  The amount and timing of awards granted under the 2006 Plan are determined in the sole discretion of the Compensation Committee and therefore cannot be determined in advance.  The future awards that would be received under the 2006 Plan by executive officers and other individuals are discretionary and are therefore not determinable at this time, except as set forth below in footnote 2.
(2)  In 2010, non-executive directors will receive stock awards under the 2006 Plan for annual retainers and Lead Director and committee chairman fees, which aggregate fees will range in amount from $18,000 to $36,000. The number of shares of stock to be received by each non-executive director will be determined based on the grant date fair value of Common Stock in accordance with ASC 718.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO
THE 2006 STOCK BASED-INCENTIVE COMPENSATION PLAN.

EQUITY COMPENSATION PLAN INFORMATION

The table below summarizes the status of our equity compensation plans at December 31, 2009:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1) (c)
Equity compensation plans approved by security holders	4,512,915	$ 1.42	3,156,063

Equity compensation plans not approved by security holders	330,000	$ 0.77	—

Total	4,842,915	$ 1.38	3,156,063
(1) Does not reflect the proposed increase in the number of shares available for issuance under the 2006 Plan by 5,000,000 shares of Common Stock contemplated by Proposal 4 above.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program together with a description of the material factors underlying the decisions which resulted in 2009 compensation for the Company’s executive officers identified in the Summary Compensation Table (“Named Executive Officers”).

Compensation Committee.

The Compensation Committee (“Committee”) makes recommendations to the Board of Directors regarding the compensation – including base salary, annual bonus and long-term incentive opportunities – of the Company’s Named Executive Officers including the Chief Executive Officer (the “CEO”).

The Committee in 2009 was composed of four non-employee Directors, all of whom are independent directors under the listing standards of The Nasdaq Stock Market, LLC and the Securities and Exchange Commission rules.  The Committee has responsibility for determining and implementing the Company’s philosophy with respect to executive compensation.  Accordingly, the Committee has overall responsibility for approving and evaluating the various components of the Company’s executive compensation program.  At least once a year, the Committee evaluates the performance of, and determines the compensation of, the Named Executive Officers.

The Committee operates under a written charter adopted by the Board of Directors of the Company in 2005. A copy of this charter is available on the Company’s website, http://www.unigene.com.

The Company’s Compensation Philosophy and Objectives.

The objectives of the Company’s executive compensation program are to facilitate recruitment, motivation and retention of individuals possessing the skills required to move the Company to profitability and to assist in the achievement of the Company’s long-term business objectives.

To obtain these objectives, the Company’s executive compensation program is designed to:

a.	Provide compensation that is as competitive as possible, given the financial constraints of the Company, measured against companies of similar size in our industry.
b.	Reward individual performance in achieving Company goals and objectives.
c.	Assure that executive interests are aligned with stockholder interests by providing long-term equity incentives.
d.	Provide sufficient flexibility to ensure that the Company can respond promptly to changing needs through a variety of cash and equity compensation incentives.
e.	Reward both group and individual performance in the Company’s achievement of both short-term and long-term successes.

Each component of our compensation program is designed to achieve the following specific purposes:
•
Base salary and benefits are intended to attract and retain executives and to reward skills, experience and performance in the roles they play within the Company.  These components of compensation are designed to reflect the practices in the biotechnology and pharmaceutical industries where we compete for talent.

•
Annual cash bonuses, when awarded, are designed to help keep employees focused on meeting or exceeding short-term business objectives and individual performance goals.  Such bonuses have not been a significant part of total compensation.

•
Long-term incentives, which consist primarily of stock options and restricted stock, focus executives’ efforts on achieving the multi-year financial-performance and strategic objectives of moving the Company toward profitability and reducing the reliance on outside financing,  and link management compensation with the interests of stockholders.

•
The benefits provided by change-in-control severance agreements encourage certain key employees to continue managing the Company’s business in the face of rumored or actual fundamental corporate changes without being unduly distracted by the uncertainties of their personal affairs.

Compensation considerations.

•
Compensation is reviewed at least annually in comparison to peers within the Company and similarly sized peers within the biotechnology and pharmaceutical industries to ensure that Company compensation levels serve both incentive and retention purposes.  In 2008, the Compensation Committee engaged the services of Frederick Cook & Sons, a compensation consulting firm, to review the Company’s overall compensation program and to develop a group of peer companies to be used for comparison purposes.  The peer group consisted of companies engaged in the biopharmaceutical industry and, to the extent possible, those generally similar in revenue and market cap.  The Compensation Committee considered, as part of its evaluation and recommendation of base salary, annual cash incentive compensation and long-term equity incentive compensation, levels of such compensation in the peer group.

The peer group identified by Frederick Cook & Sons to provide an industry-specific market for executive talent in which the Company competes included the following companies:

Acusphere, Inc.	Nastech Pharmaceutical Company
BioCryst Pharmaceuticals, Inc.	NeurogesX, Inc.
Cell Therapeutics Inc.	Penwest Pharmaceuticals Co.
DepoMed, Inc.	Peregrine Pharmaceuticals Inc.
Durect Corporation	Pharmacopeia Inc.
Dyax Corporation	SCOLR Pharma, Inc.
Emisphere Technologies, Inc.	SciClone Pharmaceuticals, Inc.
Encysive Pharmaceuticals, Inc.	SuperGen, Inc.
Immunomedics Inc.	Targacept Inc.
Inspire Pharmaceuticals, Inc.	Telik, Inc.
Introgen Therapeutics Inc.

•
Compensation is also reviewed in comparison to the practices of companies with 50-149 employees as shown in the latest Radford Biotechnology Executive Compensation Survey, published by Aon Consulting which is a resource of competitive intelligence for positions in the biotechnology and pharmaceutical industries (the “Radford Data”).

•
Competitiveness of the compensation program is also evaluated based on the personal knowledge of Committee members having familiarity with various forms and types of compensation both from public reports issued by other companies and from their own business experience in other companies.

•	Additional weighting is applied to individual compensation levels based on the personal contributions made by the individual executive and the recommendations of the CEO.
•	In addition to the above, actual cash compensation changes reflect the current cash position of the Company and its historical practice of emphasizing equity compensation.
•
The Company historically and currently provides long-term incentive compensation through the granting of stock options and, beginning in 2008, grants of restricted stock in lieu of a portion of additional cash compensation.  The 2006 Plan permits the Committee to grant a variety of equity for both incentive and retention purposes.  Equity compensation has historically been an important element of compensation due to the Company’s need to conserve cash.

The Company has a long-term objective of increasing the base salaries of the Named Executive Officers closer to the 50th percentile of companies of our size in our industry as defined by the Radford Data and the peer group information.  The Company continues to work toward that objective but has not yet achieved it.  Given the fact that the Company has not yet achieved profitability and is required to go to the market periodically to raise additional funds, the Company has emphasized equity compensation rather than cash compensation.  Overall Company performance governs the total amount of equity awards given out each year, and individual performance influences allocation to individual executives.

Committee Processes; Role of CEO in Setting Compensation.

A complete description of the Committee’s processes and the role of the CEO in setting compensation for the other Named Executive Officers can be found earlier in this proxy in the section entitled “Corporate Governance – Committees of the Board of Directors.”  The Committee reviews and makes recommendations to our Board to ensure that our executive compensation program is consistent with our compensation objectives.  The Committee administers our equity compensation plan.  At our June 2006 Annual Meeting, the stockholders approved the adoption of the 2006 Plan.  All employees and directors, as well as certain consultants, are eligible to receive grants under the 2006 Plan.  Allowable grants under the 2006 Plan include stock options, phantom stock, appreciation rights, restricted stock, deferred stock and other stock-based awards.  Options granted under the 2006 Plan have a ten-year term and an exercise price equal to the market price of the common stock on the date of the grant.  The 2006 Plan replaced our older stock option plans and, together with shares remaining under those predecessor plans, initially had 3,426,000 shares authorized for issuance.  In June 2009, our stockholders approved an amendment to the 2006 Plan that increased by 2,000,000 shares the number of shares available for issuance thereunder.  At December 31, 2009, we had reserved approximately 3,156,000 shares for future grants under the 2006 Plan.  We are asking our stockholders to approve an amendment to increase by 5,000,000 shares the number of shares available for issuance under the 2006 Plan (see Proposal 4 above).

All the actions of the Committee are reported to the Board for approval either orally, or in the form of copies of Committee minutes distributed to Board members in advance of regularly scheduled Board meetings.  As stated above, in establishing and reviewing the different aspects of the Named Executive Officers’ compensation, the Committee looks at information from published biotechnology industry compensation surveys, Radford Data, and at data published by the list of chosen peer companies.  In setting compensation for Named Executive Officers other than the CEO, the Committee requests, reviews and acts on recommendations of the CEO.

The CEO proposes base salaries and annual and long-term incentives for the other Named Executive Officers based on his evaluation of individual and Company performance, expected future contributions and a review of the Radford Data.  The Committee reviews the CEO’s recommendations for compensation of Named Executive Officers and makes recommendations to the Board with respect to the compensation for all Named Executive Officers including the CEO.  The Committee’s recommendations for the CEO’s and the other Named Executive Officers' compensation are subject to approval of the entire Board of Directors.

Elements of Executive Pay.

The Company’s executive compensation program is composed of four principal components:
•	base salary;
•	annual discretionary cash bonuses;
•	long-term incentives, consisting of restricted stock and stock option awards; and
•	non-qualified deferred compensation.

Compensation awards with respect to the CEO reflect the Committee’s assessment of the CEO’s performance relative to Company goals and objectives and the CEO’s individual performance objectives.  Compensation awards with respect to the other Named Executive Officers reflect the CEO’s and the Committee’s assessment of each officer’s performance relative to Company goals and objectives, departmental or functional area goals and individual performance objectives.  Key among these goals are the Company’s goals of moving toward profitability and reducing reliance on outside financing.  Each executive’s overall compensation was also compared with the Radford Data and peer data, and information developed by Frederick Cook & Sons.

The Company has also entered into employment contracts with certain of the Named Executive Officers whose abrupt departure would most impact the ongoing operations of the Company.   In addition to the compensation components listed above, these contracts provide for post-employment severance payments and benefits in the event of termination under certain circumstances.  The terms of these contracts are described in more detail below (see the section entitled “Potential Payments Upon Termination or a Change in Control”).  The Committee believes that these contracts provide an incentive to these executives to remain with the Company and serve to align the interest of these executives and stockholders in the event of a potential acquisition of the Company.

Base Salaries

In General
Base salaries generally are based on job responsibilities and individual contribution, with reference to base salary market data shown in the Radford Data.  Base salaries are targeted at a competitive range at the 50th percentile of companies our size in our industry although no salaries have yet reached that target.  The target is considered appropriate given the current stage of the Company. We have continued to rely on the periodic grant of stock options as well as the grant of restricted stock as an alternative to more substantial base salary increases reflecting the multiple cash needs of the Company. In addition, salary levels vary according to the executive’s experience, length of service in the position, the Committee’s view of personal performance and the influence of compensation structures in the New York/New Jersey market where the Company competes for talent.

2009 Base Salaries
Due to the Company’s cash situation, the Committee recommended in 2009 to not increase base salaries for the CEO and the other Named Executive Officers.  Previously, base salaries for the CEO and the Executive Vice President were increased in November 2008 and for the other Named Executive Officers in June 2008 (with such changes for the other Named Executive Officers retroactive to March 1, 2008), primarily based on the need to move salaries closer to the 50% target for recruiting, incentive and retention purposes.

Cash Bonuses

In General
The Committee recommends any cash bonuses paid to the Named Executive Officers.  These bonuses are discretionary and periodic and are based upon corporate performance and individual performance, as well as the cash position of the Company.  The CEO evaluates employee performance, establishes business targets and objectives, and recommends awards to the Committee.  The Committee recommends CEO bonus awards for approval by the Board.  The Company’s short-term business objectives are based in part on the annual budget.

2009 Bonuses
The Committee determined that no cash bonuses should be paid in 2009 due to the Company’s cash position and the Company’s continuing dependence on outside financing and lack of profitability.

Long-Term Incentives

Stock Options In General
Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised.  Typically, the exercise price of stock option grants is the closing price of Unigene common stock on the grant date.  Stock options have various vesting periods and generally have a term of 10 years from the grant date.  Options that are vested – i.e., exercisable – at the time of an employee’s death or disability will remain exercisable for up to 180 days.  Upon termination for any other reasons (other than cause), vested options typically may be exercised for 90 days.  Options will expire immediately in the event of a for-cause termination, as defined in the 2006 Plan.

The Company does not coordinate grants of options so that they are made before announcement of favorable information or after announcement of unfavorable information.  Beginning in 2008, the Compensation Committee decided to grant annual stock option awards to Named Executive Officers, usually in April.  In addition to periodic option awards, the Committee may recommend for Board approval option awards to newly hired executives or in recognition of an executive’s promotion or expansion of responsibilities.

2009 Stock Option Awards
The Committee decided in April 2009 to recommend for Board approval options to the Named Executive Officers.  In granting these options to the Named Executive Officers the Committee considered prior grants, the desire to assist retention, as well as the linking of Named Executive Officer interest with stockholder interest.

Restricted Stock

Equity awards are an integral part of our overall executive compensation program because we believe that our long-term performance will be enhanced through the use of equity awards that reward our executives for maximizing stockholder value over time.  During April 2008, for the first time we issued restricted stock that vested in one year to Named Executive Officers.  These awards were made as part of compensation to conserve cash, and to further align Named Executive Officers with stockholder interests.

Non-Qualified Deferred Compensation Program

In December 2005, our Board of Directors approved the adoption of a deferred compensation plan for Dr. Ronald Levy, Executive Vice President and Director of the Company, and Dr. Warren Levy, President, Chief Executive Officer and Director of the Company. Previously, Drs. Levy were the beneficiaries of split-dollar life insurance policies owned by the Company with a face value of $1,000,000 each that were originally purchased in 1988.  These policies were terminated without any consideration paid to them in 2005 due to changes in the tax law as well as Sarbanes-Oxley regulations, and the Company received the entire cash proceeds.  In recognition of the services of Drs. Levy and the cancellation of the split-dollar life insurance policies, the Board recommended the adoption of a deferred compensation plan.  The major features of the plan are as follows: the Company agreed to credit a book account with $25,000 per year on January 1st of such year beginning on January 1, 2006 and ending on January 1, 2014 for an aggregate of $225,000 for each participant. These annual credits are included in the All Other Compensation column of the Summary Compensation Table for each of the years 2007 through 2009.  The credits to the accounts are immediately 100% vested; upon the death of a participant, any remaining contributions would immediately be made to his account; and in the event of a “change in control” of Unigene, all remaining contributions would immediately be made to each participant’s account.  The entire value of the account would be distributed as follows:  upon attainment of age 75, 25% of balance, upon attainment of age 76, 33.33% of remaining balance, upon attainment of age 77, 50% of remaining balance, and the remainder of the balance upon attainment of age 78; in the event of a participant’s death or disability, 50% of the participant’s account balance would be distributed following his death or disability and the remainder distributed on the first anniversary of his death or disability.  The non-qualified deferred compensation program is intended to operate in a manner consistent with Internal Revenue Code Section 409A.

Change In Control Agreements

During 2008, in light of data which the Compensation Committee received from its outside compensation consultant, the Compensation Committee recommended to the Board of Directors that the Company enter into change in control agreements with certain of the Company’s Vice Presidents as an incentive to these executives to remain with the Company and to align the interest of these executives and stockholders in the event of a potential acquisition of the Company. These agreements were amended and restated in March 2010.  Details of these agreements are described under Potential Payments Upon Termination or a Change in Control.

Stock Ownership/Retention Requirements.

The Company does not require its Named Executive Officers to maintain a minimum ownership interest in the Company.

Other Compensation and Perquisite Benefits.

In addition to the principal categories of compensation described above, the Company provides its Named Executive Officers with coverage under its broad-based health and welfare benefits plans, including medical, dental, disability and life insurance.  The Company also sponsors a 401(k) Plan.  The Company’s 401(k) Plan is a tax-qualified retirement savings plan pursuant to which all employees, including the Named Executive Officers, are able to contribute to the 401(k) Plan up to the limit prescribed by the Internal Revenue Code on a before-tax basis.  Historically, the Company made a matching contribution of 50% of the first 4% of pay contributed by the employee to the 401(k) Plan.  There will be no matching contribution for 2010.  All contributions made by a participant, as well as matching contributions by the Company, vest immediately.

The Company’s Named Executive Officers are not generally entitled to benefits that are not otherwise available to all of the Company’s employees.  In this regard it should be noted that the Company does not provide pension arrangements (other than the 401(k) Plan), post-retirement health coverage or similar enhanced benefits for its executives.

Tax and Accounting Considerations for Executive Compensation.

Deductibility of Executive Compensation – IRC Section 162 (m)

Section 162(m) of the Internal Revenue Code generally disallows the deductibility of compensation paid to officers to the extent it exceeds $1 million per executive.  Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specified requirements are met.  No executive officer has ever exceeded this limit.

Non-Qualified Deferred Compensation – IRC Section 409A

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to non-qualified deferred compensation arrangements.  A more detailed discussion of our non-qualified deferred compensation arrangements is provided above under the heading Non-Qualified Deferred Compensation Program.

Accounting for Stock-Based Compensation –ASC 718

We include the accounting impact of equity awards as required under ASC 718 in our financial statements.  The non-cash accounting charge for equity compensation has not been a primary factor considered in determining the size of individual awards granted to employees, consultants and directors.  We will continue to carefully quantify and monitor the non-cash accounting expense of our equity programs.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

The Compensation Committee of our Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis, which is required by Item 402(b) of Regulation S-K, with management.  Based on our review and discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for our fiscal year ended December 31, 2009.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY’S BOARD OF DIRECTORS

Zvi Eiref, Chairman
Marvin Miller
Bruce Morra
Peter Slusser
April 1, 2010

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by the Chief Executive Officer, the Principal Financial Officer and the next four highest paid executive officers for the fiscal year ended December 31, 2009.  While we are only required to report on the next three highest paid executive officers, we have included four individuals as this more appropriately reflects our leadership structure.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
Warren P. Levy, President, Chief Executive Officer and Director	2009 2008 2007	345,000 292,962 281,593	-- -- 24,000	-- 60,000 --	58,880 193,100 --	-- -- --	31,550 93,604 30,914	435,430 639,666 336,507

Ronald S. Levy, Executive Vice President, Secretary and Director	2009 2008 2007	295,000 260,308 252,702	-- -- 22,000	-- 40,000 --	44,160 115,860 --	-- -- --	34,610 102,215 33,907	373,770 518,383 308,609

William Steinhauer, Vice President of Finance	2009 2008 2007	210,000 206,667 188,686	-- -- 17,500	-- 20,000 --	22,080 69,516 --	-- -- --	8,295 33,150 25,057	240,375 329,333 231,243

James P. Gilligan, Vice President of Product Development	2009 2008 2007	220,543 252,833 230,354	-- 10,000 19,000	-- 20,000 --	25,760 73,378 --	-- -- --	8,864 22,323 20,930	255,167 378,534 270,284

Paul P. Shields, Vice President, Manufacturing	2009 2008 2007	222,000 218,667 200,591	-- -- 16,500	-- 20,000 --	22,080 61,792 --	-- -- --	9,610 20,821 16,544	253,690 321,280 233,635

Nozer M. Mehta, Vice President, Biological R&D	2009 2008 2007	245,000 240,833 218,449	-- -- 17,500	-- 20,000 --	23,920 65,654 --	-- -- --	9,610 28,485 17,261	278,530 354,972 253,210

(1)
The amounts in this column represent the grant date fair value of restricted stock in accordance with ASC 718.  Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For restricted stock, fair value is calculated using the closing price of our Common Stock on April 17, 2008, the date of grant.  See Note 16 of the financial statements of the Company’s Annual Report for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards.

(2)
Amounts are calculated in accordance with ASC 718.  See Note 16 of the financial statements of the Company’s Annual Report for the year ended December 31, 2009 regarding assumptions underlying valuation of equity awards.  These figures represent the grant date fair value of stock options to purchase shares of our Common Stock under the 2006 Plan.

(3)	All Other Compensation includes:

Name	Year	Nonqualified Deferred Compensation	Reimbursement for Unused Vacation Days ($)	Matching Contribution to 401(k) Plan ($)	Health/Life Insurance Premiums ($)	Other ($)	Total ($)
Warren P. Levy	2009 2008 2007	25,000 25,000 25,000	-- 62,578 (1) --	4,900 4,600 4,500	650 426 414	1,000 1,000 1,000	31,550 93,604 30,914
Ronald S. Levy	2009 2008 2007	25,000 25,000 25,000	-- 68,213 (1) --	4,900 4,600 4,500	4,710 4,402 4,407	-- -- -- --	34,610 102,215 33,907
William Steinhauer	2009 2008 2007	-- -- --	-- 24,352 15,620	4,900 4,467 4,303	2,645 3,581 4,384	750 750 750	8,295 33,150 25,057
James P. Gilligan	2009 2008 2007	-- -- --	-- 13,344 12,046	4,900 4,600 4,500	3,964 4,379 4,384	-- -- -- --	8,864 22,323 20,930
Paul P. Shields	2009 2008 2007	-- -- --	-- 11,911 7,692	4,900 4,531 4,468	4,710 4,379 4,384	-- -- -- --	9,610 20,821 16,544
Nozer M. Mehta	2009 2008 2007	-- -- --	-- 19,506 8,377	4,900 4,600 4,500	4,710 4,379 4,384	-- -- --	9,610 28,485 17,261

(1)
In 2008, the Board of Directors adopted a policy prohibiting the carryover of vacation days for periods beyond one year and began a program of phasing our existing obligations to pay for days beyond that period over five equal annual payments.  However, no payments were made during 2009.

GRANTS OF PLAN-BASED AWARDS

The table below sets forth certain information with respect to stock awards and options granted during the fiscal year ended December 31, 2009 to each of our executive officers listed in the Summary Compensation Table above.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	All Other Stock Awards: Number of Shares of Stock (#)	Exercise or Base Price Of Option Awards ($ /Sh)
Warren P. Levy	April 6, 2009	160,000	--	$0.60

Ronald S. Levy	April 6, 2009	120,000		$0.60

William Steinhauer	April 6, 2009	60,000		$0.60

James P. Gilligan	April 6, 2009	70,000		$0.60

Paul P. Shields	April 6, 2009	60,000		$0.60

Nozer M. Mehta	April 6, 2009	65,000		$0.60

(1)	Options vest in four equal installments on each of April 6, 2010, April 6, 2011, April 6, 2012 and April 6, 2013.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS				STOCK AWARDS
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares Of Stock that Have Not Vested (#)	Market Value of Shares of Stocks that Have Not Vested
Name	Exercisable	Unexercisable
Warren P. Levy	100,000	--	$0.47	12/4/11	--	--
	62,500	187,500 (1)	$1.43	4/16/18
	--	160,000 (2)	$0.60	4/5/19

Ronald S. Levy	100,000	--	$0.47	12/4/11	--	--
	37,500	112,500 (1)	$1.43	4/16/18
	--	120,000 (2)	$0.60	4/5/19

William Steinhauer	5,000	--	$1.88	5/25/10	--	--
	14,000	--	$0.31	4/13/13
	30,000	--	$2.30	2/28/15
	10,000	--	$1.58	4/5/15
	65,000	--	$4.02	4/19/16
	22,500	67,500 (1)	$1.43	4/16/18
	--	60,000 (2)		4/5/19

James P. Gilligan	80,000	--	$0.40	7/17/11	--	--
	30,000	--	$0.31	4/13/13
	45,000	--	$2.30	2/28/15
	75,000	--	$1.58	4/5/15
	125,000	--	$4.02	4/19/16
	23,750	71,250 (1)	$1.43	4/16/18
	--	70,000 (2)	$0.60	4/5/19

Paul Shields	10,000	--	$1.88	5/25/10	--	--
	40,000	--	$2.30	2/28/15
	55,000	--	$4.02	4/19/16
	20,000	60,000 (1)	$1.43	4/16/18
	--	60,000 (2)	$0.60	4/5/19

Nozer M. Mehta	10,000	--	$1.88	5/25/10	--	--
	75,000	--	$0.31	4/13/13
	40,000	--	$2.30	2/28/15
	25,000	--	$1.58	4/5/15
	55,000	--	$4.02	4/19/16
	21,250	63,750 (1)	$1.43	4/16/18
	--	65,000 (2)	$0.60	4/5/19

(1)	These unexercisable option shares at December 31, 2009 were granted in April 2008 and vest 25% per year from April 2009 through April 2012.
(2)	These unexercisable option shares at December 31, 2009 were granted in April 2009 and vest 25% per year from April 2010 through April 2013.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Warren P. Levy (1)	--	25,000	4,339	--	109,879
Ronald S. Levy (1)	--	25,000	39,972	--	126,792
William Steinhauer	--	--	--	--	--
James P. Gilligan	--	--	--	--	--
Paul P. Shields	--	--	--	--	--
Nozer M. Mehta	--	--	--	--	--

(1)
In December 2005, our Board of Directors approved the adoption of a deferred compensation plan for Dr. Ronald Levy, Executive Vice President and Director of the Company, and Dr. Warren Levy, President and CEO and Director of the Company.  The major features of the plan are as follows:  the Company agreed to credit a book account with $25,000 per year on January 1st of such year beginning on January 1, 2006 and ending on January 1, 2014 for an aggregate of $225,000 for each participant.  These annual credits are included in the All Other Compensation column of the Summary Compensation Table for each of the years 2007 through 2009.  The credits to the accounts are immediately 100% vested; upon the death of a participant, any remaining contributions would immediately be made to his account; and in the event of a “change in control” of Unigene, all remaining contributions would immediately be made to each participant’s account.  The entire value of the account would be distributed as follows:  upon attainment of age 75, 25% of balance, upon attainment of age 76, 33.33% of remaining balance, upon attainment of age 77, 50% of remaining balance, and the remainder of the balance upon attainment of age 78; in the event of a participant’s death or disability, 50% of the participant’s account balance would be distributed following his death or disability and the remainder distributed on the first anniversary of his death or disability.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE IN CONTROL

The amount of compensation payable to each Named Executive Officer upon termination without cause or for good reason and upon termination following a change of control is described below.  The actual amounts to be paid out can only be determined at the time of such executive’s actual separation from the Company.

Employment Agreements

The Company entered into an employment agreement, effective January 1, 2000, as well as an amendment to the agreement, effective December 22, 2008, with Warren P. Levy. A second amendment was executed on March 17, 2010 (the “Second Amendment”).  Dr. Levy serves as President and CEO of the Company.

The Company entered into an employment agreement, effective January 1, 2000, as well as an amendment to the agreement, effective December 22, 2008, with Dr. Ronald S. Levy.  A Second Amendment was executed on March 17, 2010.  Dr. Levy serves as Executive Vice President of the Company.

Each agreement provides that the agreement will be renewed on a year-to-year basis unless either party notifies the other of the desire not to renew the agreement no later than three months prior to the scheduled termination date.  The Second Amendment establishes the annual salaries of Warren Levy and Ronald Levy (the “Executives”) at $327,750 and $280,250, respectively.  It also grants each executive an option to purchase 100,000 shares of the Company’s Common Stock, exercisable at $1.20 per share.  The option will vest upon the three-month anniversary of the hiring and appointment of a new CEO of the Company and will be exercisable (to the extent vested) until the earlier of three and one-half years following the vesting date or ten years following the grant date.

The Second Amendment provides that, upon (a) termination of the employment of the executive by the Company without cause or (b) resignation of the executive for good reason (which is defined to mean a change of control of the Company or a material diminution of the executive’s responsibilities without his consent, which includes Unigene’s hiring of a new CEO, provided that, after the Company’s hiring of a new CEO the executive agrees that he will not resign for good reason due to material diminution for three months thereafter), the Company will make a lump-sum severance payment to the executive payable six months following termination equal to the executive’s then-current annual salary plus the cash value of all accrued vacation days.  In addition, the Company will make a payment equal to six months of Executive’s then-current annual salary, which will be paid over the six month period immediately following the twelve month anniversary of the termination date.  In addition, upon termination or resignation as described above, all of the executive’s outstanding and unvested stock options will vest in full immediately and any of the executive’s options will remain exercisable until the earlier of three and one-half years following such termination date or until the termination date of the option.  If permitted pursuant to the Unigene healthcare plan, Executive will continue to receive healthcare benefits under Unigene’s healthcare plan, with Unigene paying the portion of the premium associated with the coverage that it would pay if Executive was then a current eligible employee and with family coverage at least as favorable to Executive as the most extensive healthcare benefit offered by Unigene to any employee, for a period of 18 months following the date of termination.  The agreements further provide that, upon the executive’s termination of employment due to disability, the Company will make a lump-sum severance payment to the executive equal to the executive’s then-current annual salary.  Under the deferred compensation plan described above, upon a change in control, any remaining contributions would be made to the accounts of Warren Levy and Ronald Levy.

In addition, each of the employment agreements contains a non-disparagement clause, as well as non-competition and non-solicitation clauses that apply for one year following the executive’s termination of employment for any reason, and obligates the executive to maintain the confidentiality of any business or scientific information that he receives during the course of his employment.

Change In Control Agreements.

The Company entered into Change in Control Agreements with each of William Steinhauer, James Gilligan, Nozer Mehta and Paul Shields in 2008 and each of these agreements was amended and restated in 2010.  Each agreement provides that (i) if the executive is not hired by the Company following a change in control other than for cause (each, as defined in the agreement), or (ii) the executive’s employment with the Company is terminated (x) within twelve months following a change in control, by the Company without cause or by the executive for good reason (which is defined to mean a material diminution, without the executive’s consent, in the executive’s base salary or the executive’s authority, duties or responsibilities, or a relocation, without the executive’s consent, of the executive’s primary site of employment to a location greater than fifty (50) miles from the executive’s primary site of employment immediately preceding such relocation), (y) within twelve months following the Victory Park debt restructuring transaction, by the Company without cause, or (z) within six months following the Company’s hiring of a new CEO (provided  that such new CEO is hired within the twelve months following the Victory Park debt restructuring transaction), by the Company without cause, the Company will provide severance to the executive equal to the executive’s then-current annual salary.  The severance payments will be paid in the form of base salary continuation, commencing with the first regular pay cycle following sixty days after the executive’s termination of employment.

In addition, each of the Change in Control Agreements contain a non-disparagement clause, as well as non-competition and non-solicitation clauses which apply for one year following the executive’s termination of employment for any reason, and a requirement that the executive maintain the confidentiality of any business or scientific information which he receives during the course of his employment.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Executive compensation for 2009 was determined by the Compensation Committee of the Company, which in 2009 consisted of Zvi Eiref, Marvin Miller, Bruce Morra and Peter Slusser. No member of the Compensation Committee currently serves as an officer of the Company or was an employee of the Company in 2009 or an officer of the Company at any time. There are no compensation committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

No member of the Compensation Committee had a relationship during the 2009 fiscal year that requires disclosure under Item 404 of Regulation S-K.

SECURITY OWNERSHIP

The following tables set forth information concerning the beneficial ownership of Common Stock by each director and nominee for director of the Company, each Named Executive Officer and the persons who are known by the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock.   In each table, the number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission (Rule 13d-3(d)(1) under the Exchange Act) and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares to which an individual or entity has the right to acquire beneficial ownership within 60 days of April 1, 2010, through the exercise of any warrant, stock option or other right. The inclusion in this calculation of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable. As of April 1, 2010, there were 92,136,551 outstanding shares of Common Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning the persons who are known by the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percentage of Outstanding Shares
Victory Park Credit Opportunities Master Fund, Ltd. (1) 227 West Monroe St., Ste 3900, Chicago, IL 60606	8,645,814(1)	9.4%

Wynnefield Partners Small Cap Value, L.P. (2) 450 Seventh Avenue, Suite 509, New York, NY 10123	4,695,053(2)	5.1%

(1)
Based on information contained in a Schedule 13D filed March 17, 2010.  Victory Park Credit Opportunities Master Fund, Ltd. (“VPCOMF”) has shared voting and dispositive power for the reported shares.  Victory Park Capital Advisors, LLC (“VPCA”), as the investment manager for VPCOMF, Jacob Capital, L.L.C., as the manager of VPCA, and Richard Levy, as the sole member of Jacob Capital, L.L.C., each have shared voting and dispositive power for the reported shares.  None of these parties should be deemed to be the beneficial owner of shares of Common Stock issuable upon conversion of the Notes described above in Proposal 3 because the Notes are not currently convertible or convertible within 60 days and, consequently, no shares of Common Stock issuable upon conversion of the Notes have been included in the shares reported above.

(2)
Based on information contained in a Questionnaire for Directors, Executive Officers and 5% Stockholders dated March 30, 2010 completed by the Wynnefield Reporting Persons, each of whom has shared voting and dispositive power for the reported shares.  The “Wynnefield Reporting Persons” are Wynnefield Partners Small Cap Value, L.P., Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Partners Small Cap Value, L.P. I, Nelson Obus and Joshua Landes.   Messrs. Obus and Landes each disclaim any beneficial ownership of these shares.  The Wynnefield Reporting Persons are each separate and distinct entities with different beneficial owners (whether designated as limited partners or stockholders).

As noted above, the beneficial ownership amounts in the preceding table do not include the shares of Common Stock issuable upon conversion of the Notes described above in Proposal 3.  The conversion of such Notes at a subsequent date, pursuant to the terms and conditions therein, would result in a change in control of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of April 1, 2010, concerning the beneficial ownership of Common Stock by each director and nominee for director of the Company, each Named Executive Officer and all directors and executive officers of the Company as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class
Richard Levy	8,645,814	(2)	9.4%
Warren P. Levy	2,105,110	(3)	2.3%
Ronald S. Levy	2,043,575	(4)	2.2%
James P. Gilligan	541,895	(5)	*
Nozer M. Mehta	390,245	(6)	*
Allen Bloom	327,946	(7)	*
J. Thomas August	287,025	(8)	*
William Steinhauer	264,695	(9)	*
Bruce Morra	205,473	(10)	*
Paul P. Shields	171,100	(11)	*
Marvin L. Miller	123,298	(12)	*
Peter Slusser	106,473	(13)	*
Zvi Eiref	88,712	(14)	*

Officers and Directors as a Group (13 persons)	15,301,361	(15)	16.2%

*	Less than one percent.

(1)	Unless otherwise noted, each person or group member has reported sole voting and sole dispositive power with respect to securities shown as beneficially owned by him.

(2)
As reported in the Security Ownership of Certain Beneficial Owners table above, all of the reported securities are beneficially owned directly by Victory Park Credit Opportunities Master Fund, Ltd. (the “Fund”) and indirectly by (i) Victory Park Capital Advisors, LLC as the investment manager for the Fund, (ii) Jacob Capital, L.L.C., as the manager of Victory Park Capital Advisors, LLC and (iii) Richard Levy, as the sole member of Jacob Capital, L.L.C.  None of these parties should be deemed to be the beneficial owner of shares of Common Stock issuable upon conversion of the Notes described above in Proposal 3 because the Notes are not currently convertible or convertible within 60 days, and, consequently, no shares of Common Stock issuable upon conversion of the Notes have been included in the shares reported above.

(3)	Includes 265,000 shares of Common Stock that Warren P. Levy has the right to acquire upon the exercise of stock options that are exercisable either immediately or within 60 days.

(4)	Includes 205,000 shares of Common Stock that Ronald S. Levy has the right to acquire upon the exercise of stock options that are exercisable either immediately or within 60 days.

(5)	Includes 420,000 shares of Common Stock that James P. Gilligan has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.

(6)	Includes 263,750 shares of Common Stock that Nozer M. Mehta has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.

(7)	Includes 260,000 shares of Common Stock that Allen Bloom has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.

(8)	Includes 80,000 shares of Common Stock that J. Thomas August has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.

(9)	Includes 184,000 shares of Common Stock that William Steinhauer has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.

(10)	Includes 71,000 shares of Common Stock that Bruce Morra has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.

(11)	Includes 160,000 shares of Common Stock that Paul P. Shields has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.

(12)	Includes 81,000 shares of Common Stock that Marvin L. Miller has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.

(13)	Includes 71,000 shares of Common Stock that Peter Slusser has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.

(14)	Includes 10,000 shares of Common Stock that Zvi Eiref has the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.

(15)	Includes an aggregate of 2,070,750 shares of Common Stock that such persons have the right to acquire pursuant to stock options that are exercisable either immediately or within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance.

Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the directors, executive officers and greater than ten percent beneficial owners complied on a timely basis with all Section 16(a) filing requirements during 2009 and through the date of this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions.

Levy Loans

To satisfy our short-term liquidity needs, Jay Levy, Jean Levy, Warren Levy and Ronald Levy (the “Levys”) from time to time (prior to 2003) made loans to us.  Jay Levy, our former director, Chairman of the Board, Treasurer and Assistant Secretary, and Jean Levy are the parents of Warren Levy and Ronald Levy, two of our executive officers.  At May 10, 2007 the outstanding principal and interest were $7,095,000 and $8,642,517, respectively, with interest rates ranging from 8.5% to 14.2%.  The total owed on May 10, 2007 aggregated $15,737,517, of which approximately $8,900,000 in principal and interest were in default and was restructured as eight-year term notes, with a fixed simple interest rate of 9% per annum.  No gain or loss was recognized on the restructuring transaction.  Required quarterly payments of principal and interest under these new notes was to begin in May 2010 and continue over a five-year period.  Total interest expense on all Levy loans was approximately $1,403,000, $1,301,000 and $1,348,000, respectively, for the years ended 2009, 2008 and 2007.  As of December 31, 2009, total accrued interest on all Levy loans was $3,487,071 and the outstanding loans by these persons to us totaled $15,737,517, for an aggregate owed to them of $19,224,588.  These loans are collateralized by secondary security interests in our equipment, real property and certain of our patents.

Outstanding Levy loans consisted of the following at December 31, 2009 and December 31, 2008 (in thousands):

	2009	2008
Long-term loans, current portion (1)	$2,361	$--
Long-term loans (1)	13,377	15,738
	15,738	15,738
Accrued interest, short-term	1,298	--
Accrued interest, long-term	2,189	2,084
Total loans and interest	$19,225	$17,822

(1)           These loans, held by Jean Levy and the Jaynjean Levy Family Limited Partnership, (the “Levy Partnership”), resulted from the May 2007 restructuring of notes and accrued interest.  Warren Levy and Ronald Levy are the general partners of the Levy Partnership.  These loans consisted of eight-year term notes with fixed simple interest rates of 9% per annum.  Interest expense is calculated using an effective interest method, at a rate of 7.6%, over the life of the notes due to the deferred payment schedule contained in the notes.  These loans were subordinated to the Victory Park notes as of September 30, 2008.

In March 2010, the Levy loans were amended and restated to modify the terms therein.  The amended notes, which continue to be secured by a secondary lien on the Company’s equipment and certain of the Company’s United States patents and patent applications, as well as a secondary mortgage on certain of the Company’s real property, will bear interest at a rate of 9.0% per annum from May 10, 2007 to March 17, 2010 and 12.0% per annum thereafter, each of which shall be non-compounding.  The Company shall make the following payments as set forth in, and pursuant to, the amended notes: an aggregate principal payment of $1,000,000 on May 10, 2010, an aggregate principal payment of $500,000 on November 10, 2010, an aggregate principal payment of $250,000 on May 10, 2011, and payment of all unpaid principal and accrued and unpaid interest on June 18, 2013, subject in each case to certain conditions.  These loans remain subordinated to the Victory Park notes.

Notes Payable – Victory Park

On September 30, 2008 we entered into a financing agreement with VPC pursuant to which we borrowed $15,000,000 from VPC and, in connection therewith, we issued to VPC a three-year senior secured non-convertible term note.  Richard Levy, our Chairman of the Board,  is the Managing Principal and Founder of Victory Park Capital.  We received net proceeds of $14,372,000 after fees and closing expenses paid as of September 30, 2008.  On May 22, 2009 we drew down the remaining $5,000,000 available under this agreement.  The new term notes were purchased by VPC affiliates at a 3% discount to the face amount and we received net proceeds of $4,803,000 after fees and closing expenses.  Pursuant to the financing agreement, we issued an aggregate of 1,500,000 shares of Common Stock to VPC.  Subsequently, pursuant to a Warrant Exchange Agreement, dated as of October 19, 2009, with VPC, we issued 300,000 shares of Common Stock to VPC in exchange for VPC’s surrender of a warrant to purchase 1,000,000 shares of Common Stock.

During January 2009 and February 2010, respectively, we repaid approximately $463,000 and $180,000 in principal in accordance with mandatory prepayment terms.  For the years ended December 31, 2009 and December 31, 2008 we recognized approximately $3,356,000 and $700,000, respectively, in cash and non-cash interest expense under these notes.

These notes bore interest until March 17, 2010 at the prime rate plus 7%, subject to a floor of 14% per annum and a cap of 18% per annum.

In conjunction with this financing, loans held by the Levys were subordinated to the Victory Park notes.  We have pledged all of our assets, including intellectual property, as collateral under the Victory Park notes.

On March 16, 2010 we entered into an amended and restated financing agreement, by and among the Company and Victory Park.  The Restated Financing Agreement amends and restates in its entirety and replaces the financing agreement dated as of September 30, 2008.

Under the terms of the Restated Financing Agreement, we issued to VPC $33,000,000 aggregate principal amount of three-year, senior secured convertible notes by way of surrender of the three-year, senior secured non-convertible notes previously issued pursuant to the original financing agreement, in the aggregate principal amount of approximately $19,360,000, and by way of cash payment of approximately $13,640,000 for the balance.  In addition, under certain circumstances, we may request that VPC purchase (which purchase shall be in VPC’s sole discretion) up to an additional $3 million aggregate principal amount of convertible notes at one subsequent closing.  The maturity date of the convertible notes has been extended to March 17, 2013 from September 30, 2011 under the original notes.  The convertible notes are secured by a first priority lien on all our current and future assets.  The convertible notes will accrue interest at a rate per annum equal to the greater of the prime rate plus 5% and 15%, which, in the absence of an event of default, shall be capitalized and added to the outstanding principal balance of the convertible notes on each anniversary of the date of issuance other than the maturity date.  The initial conversion rate is calculated by dividing the sum of the principal to be converted plus all accrued and unpaid interest thereon by $0.70 per share.  We lack sufficient shares of Common Stock to deliver all of the conversion shares, therefore we are required to obtain stockholder approval to amend our certificate of incorporation to increase the number of authorized shares (see Proposal 3 above).

In addition, pursuant to the Restated Financing Agreement, in March 2010, Richard Levy became a member of the Board, Chairman of the Board and a member of the Company’s Nominating and Corporate Governance Committee and Victory Park has the right, subject to certain conditions, to designate an individual to fill the current vacant seat on the Board.  That individual (the “VPC Designee”) will become a member of the Board’s Compensation Committee and Audit Committee.  Moreover, we agreed that until such time as (i) the aggregate principal amount outstanding under the senior secured convertible notes issued to Victory Park is less than $5 million and (ii) Victory Park beneficially owns less than twenty percent of the issued and outstanding shares of our Common Stock, our Nominating and Corporate Governance Committee shall take all actions reasonably necessary to recommend the nomination of, and the Board shall nominate for reelection to the Board, Richard Levy and the VPC Designee (or substitutes or replacements designated by Victory Park).

Policies and Procedures.

The Audit Committee of our Board of Directors is responsible for reviewing and recommending action to the Board of Directors regarding potential material transactions with any related party.  However, transactions between the Company and a related party which are available to all Company employees generally or which involve less than $5,000 when aggregated with all similar transactions are exempt from this review.  Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members.  A related party transaction shall be approved or ratified by the Audit Committee if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.  This obligation is set forth in writing in our Audit Committee Charter, a copy of which is available on our website, http://www.unigene.com.

To identify related party transactions, each year we require our directors and officers to complete Director and Officer Questionnaires identifying any transactions with us in which the officer or director or their family members have an interest.  We review related party transactions due to the potential for a conflict of interest.  A conflict of interest occurs when an individual's private interest interferes, or appears to interfere, in any way with our interests.  We expect our directors, officers and employees to act and make decisions that are in our best interests and our code of ethics encourages them to avoid situations that present a conflict between our interests and their own personal or professional interests.  A copy of our code of ethics is available on our website, http://www.unigene.com.

OTHER MATTERS

The Board of Directors of the Company does not know of any other matters that are likely to be brought before the meeting. However, in the event that any other matters properly come before the meeting, the persons named in the enclosed form of proxy will vote all proxies received in accordance with their judgment on such matters.

SUBMISSION OF STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholder proposals intended to be presented at the 2011 Annual Meeting must be received by the Company on or before January 5, 2011 in order to be considered for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting, and must also meet the other requirements set forth in the rules of the Securities and Exchange Commission relating to such stockholder proposals. If the proposal is received by the Company less than 45 days prior to the anniversary of the date when this proxy statement was sent, the persons named as proxies in the Company’s proxy material for the 2011 Annual Meeting will have the discretionary authority to vote on the matter in accordance with their best judgment without disclosure in the proxy statement of such matter or of how the proxy holders intend to exercise their discretionary voting authority.

The Board of Directors believes that candidates for director should have certain minimum qualifications, including being over the age of 21 and being able to read and understand basic financial statements.  However, the Board retains the right to modify these minimum qualifications from time to time. In addition, director nominees should possess the highest personal and professional ethics, integrity and values and must be committed to representing the long-term interests of the stockholders.  They must also have an inquisitive and objective perspective, practical wisdom and mature judgment.  The Nominating and Corporate Governance Committee seeks to identify candidates representing diverse experience at policy-making levels in business, management, finance, technology, healthcare and in other areas that are relevant to our activities.  Additionally, director nominees should have sufficient time to effectively carry out their duties. The process for identifying and evaluating nominees has been assigned by the Board to the Nominating and Corporate Governance Committee and is as follows. In the case of incumbent directors whose terms of office are set to expire, we review such directors’ overall service to the Company, including the number of meetings attended, level of participation and quality of performance. In the case of new candidates, the Nominating and Corporate Governance Committee considers recommendations of potential director candidates from current directors, management, stockholders and other business contacts.  The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates.  Then the Nominating and Corporate Governance Committee meets to discuss such candidates, interviews candidates, considers his or her qualifications and makes recommendations to the Board, which chooses a candidate by majority vote.

The Nominating and Corporate Governance Committee will consider recommendations by stockholders. Such recommendations should be submitted to the Nominating and Corporate Governance Committee and should contain a detailed justification for the submission, as well as a complete resume for the recommended director. In order to be considered for inclusion in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2011, the name of the proposed nominee and the supporting documentation must be received no later than January 5, 2011.  The Nominating and Corporate Governance Committee does not intend to alter the method of evaluation if the candidate is recommended by a stockholder.

SOLICITATION OF PROXIES

The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed form of proxy will be borne by the Company. In addition to the solicitation of proxies by use of the mails, the Company may utilize the services of some of its officers and regular employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by telephone, email and telefax.  The Company has retained The Altman Group to aid in the solicitation of proxies, for which such firm will be paid a fee of $5,500 plus expenses.

INFORMATION INCORPORATED BY REFERENCE

The following sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is enclosed with this Proxy Statement, are incorporated by reference into this Proxy Statement:

•	Financial Statements and Supplementary Data (Part II, Item 8);

•	Management’s Discussion and Analysis of Financial Condition and Results of Operations (Part II, Item 7); and

•	Qualitative and Quantitative Disclosures About Market Risk (Part II, Item 7A).

A representative of Grant Thornton LLP is expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The information incorporated by reference is considered to be part of this Proxy Statement, and information that the Company files later with the Securities and Exchange Commission will automatically update and supersede previously filed information, including information contained in this document.

By Order of the Board of Directors

WARREN P. LEVY
Secretary

Boonton, New Jersey
May 5, 2010

Appendix A

Proposed Amendment to the Unigene Laboratories, Inc.
2006 Stock-Based Incentive Compensation Plan

The Company’s Board of Directors has approved, and recommended for approval by stockholders, a 5,000,000 share increase in the number of shares available for award under the Unigene Laboratories, Inc. 2006 Stock-Based Incentive Compensation Plan (the “2006 Plan”).  In order to reflect this change, Section 5.1 of the 2006 Plan was amended in its entirety, subject to stockholder approval, as follows:

“Subject to adjustment as provided in Section 10, the total number of shares of Common Stock available for Awards under the Plan shall be 10,000,000 shares increased by any shares of Common Stock that were reserved under the Predecessor Plans but which, as of the effective date of this Plan, (i) are not subject to grants under such Predecessor Plans, or (ii) are subsequently forfeited, cancelled or expire unexercised under the terms of such Predecessor Plans.”

    REVOCABLE PROXY
UNIGENE LABORATORIES, INC.
☒ PLEASE MARK VOTES
         AS IN THIS EXAMPLE

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING JUNE 15, 2010		For	With- hold	For All Except
	1. Election of directors	☐	☐	☐

The undersigned stockholder of Unigene Laboratories, Inc. hereby appoints Richard Levy and Warren P. Levy as the undersigned’s proxies (each of them with the power of substitution) to vote all the shares of Common Stock of Unigene Laboratories, Inc. which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Unigene Laboratories, Inc. to be held on June 15, 2010 at 11:00 A.M., Eastern Daylight time, and any adjournments thereof, on the following matters:

Allen Bloom, Zvi Eiref, Richard Levy, Warren P. Levy, Marvin L. Miller, Bruce Morra and Peter Slusser

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For all Except” and write that nominee’s name in the space provided below.
________________________________________________

		For	Against	Abstain
	2. Ratification of the appointment of Grant Thornton LLP as independent auditors of the Company for the Company’s 2010 fiscal year.	☐	☐	☐

		For	Against	Abstain

3.    To approve an amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock, par value $.01 per share, from 135,000,000 shares to 275,000,000 shares.
		☐	☐	☐

		For	Against	Abstain

4.    To approve an amendment to the Company’s 2006 Stock-Based Incentive Compensation Plan, as amended, to increase by 5,000,000 shares the number of shares of Common Stock, par value $.01 per share, available for issuance thereunder; and
		☐	☐	☐

5. In their discretion, in the transaction of any other business that may properly come before such meeting.

The undersigned hereby revokes any proxy heretofore given.

Please be sure to sign and date this Proxy in the box below	Date	Please sign exactly as your name appears on this card. If stock is registered in the names of two or more joint owners or trustees, each joint owner or trustee should sign this proxy. When signing as an executor, administrator, trustee, guardian, agent or attorney, please give your full title as such.

Stockholder sign above	Co-holder (if any) sign above

ñ Detach above card, sign, date and mail in postage paid envelope provided ñ

UNIGENE LABORATORIES, INC.

This proxy will be voted in accordance with instructions specified above, but in the absence of any instructions will be voted “FOR” Items 1, 2, 3 and 4. If any other business is presented at the meeting, the proxies are authorized to vote thereon in their discretion.
The Board of Directors recommends a vote “FOR” items 1, 2, 3 and 4 noted above.
PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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